UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
P.O. Box 68947
Seattle, Washington 98168

To our Stockholders:
The Annual Meeting of Stockholders of Alaska Air Group, Inc. (the “Annual Meeting”) will be held in the Bay Auditorium on the third floor of the Bell Harbor International Conference Center at 2211 Alaskan Way, Pier 66, in Seattle, Washington at 2 p.m. on Tuesday, May 21, 2013, for the following purposes:

1.	To elect to the Board of Directors the eleven nominees named in this Proxy Statement, each for a one-year term;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accountants (the "independent accountants") for fiscal year 2013;

3.	To seek an advisory vote to approve the compensation of the Company's Named Executive Officers;

4.	To consider a stockholder proposal regarding limiting acceleration of executive equity in connection with a change of control; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Alaska Air Group stockholders are invited to attend the Annual Meeting. Stockholders owning Company common stock at the close of business on March 22, 2013, are entitled to receive this notice and to vote at the meeting. All stockholders are requested to be present in person or by proxy. Whether or not you attend the meeting in person, we encourage you to vote by Internet or phone or to complete, sign and return your proxy prior to the meeting.
Because the majority of our stockholders may not be able to attend in person, we invite you to submit any questions you may have that would be of general interest to all stockholders via email at Corporate.Secretary@alaskaair.com. We will include as many of your questions as possible during the Q&A session of the meeting and send you a copy of the response.
Every stockholder vote is important. To ensure your vote is counted at the Annual Meeting, please vote as promptly as possible.
By Order of the Board of Directors,
Keith Loveless
Corporate Secretary and General Counsel
April 4, 2013

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2013.
Stockholders may access, view and download the 2013 Proxy Statement and 2012 Annual Report at www.edocumentview.com/alk.

ANNUAL MEETING INFORMATION
The Board of Directors of Alaska Air Group, Inc. (“Air Group” or the “Company”) is soliciting proxies for the 2013 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
The Board set March 22, 2013, as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 70,616,103 shares of Company common stock outstanding on the record date.
Internet Availability of Annual Meeting Materials
On or about April 4, 2013, stockholders of record, beneficial owners and a majority of employee participants in the Company’s 401(k) Plans were mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) directing them to a website where they can access our 2013 Proxy Statement and 2012 Annual Report (the “Annual Meeting Materials”). Others were mailed hard copies of the Annual Meeting Materials, including a voting instruction form, on the same date. The Company’s Form 10-K for the year ended December 31, 2012, is included in the 2012 Annual Report. It was filed with the Securities and Exchange Commission (“SEC”) on February 14, 2013.
If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice and the material will be mailed to you.
All stockholders may access, view and download the Annual Meeting Materials on the Internet at www.edocumentview.com/alk. Other information on the website does not constitute part of this Proxy Statement.

ALASKA AIR GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this Annual Meeting information and proxy?
You are receiving this annual meeting information and proxy from us because you owned shares of common stock in Alaska Air Group as of the record date for the Annual Meeting. This Proxy Statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.
You may own shares of Alaska Air Group common stock in several different ways. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration Service (DRS) advice evidencing shares held in book entry form, then you have a stockholder account with our transfer agent, Computershare Trust Company, N.A. (Computershare), and you are a stockholder of record. If you hold your shares in a brokerage, trust, or similar account, then you are the beneficial owner but not the stockholder of record of those shares. Employees of the Company who hold shares of stock in one or more of the Company’s 401(k) retirement plans are beneficial owners.
What am I voting on?
You are being asked to vote on the election of the eleven director nominees named in this Proxy Statement, to ratify the appointment of KPMG LLP as the Company’s independent accountants, to provide an advisory vote in regard to the compensation of the Company’s Named Executive Officers, and to vote on a stockholder proposal regarding limiting acceleration of executive equity in connection with a change of control. When you sign and mail the proxy card or submit your proxy by phone or the Internet, you appoint each of Bradley D. Tilden and Keith Loveless, or their respective substitutes or nominees, as your representatives at the meeting. (When we refer to the “named proxies,” we are referring to Messrs. Tilden and Loveless.) This way, your shares will be voted even if you cannot attend the meeting.
How does the Board of Directors recommend I vote on each of the proposals?

•	FOR the election of each of the Board’s eleven director nominees named in this Proxy Statement;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent accountants for fiscal 2013;

•	FOR the ratification of the compensation of the Company’s Named Executive Officers; and

•	AGAINST the stockholder proposal regarding limiting acceleration of executive equity in connection with a change of control.
How do I vote my shares?
Stockholders of record can vote by using the proxy card or by phone or the Internet.
Beneficial owners whose stock is held:

•	in a brokerage account can vote by using the voting instruction form provided by the broker or by phone or the Internet.

•
by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or the voting information form provided by the bank or, if made available by the bank, by phone or the Internet.

•	in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.

•	in trust in one of the Company’s 401(k) retirement plans can vote using the voting instruction form provided by the trustee.
Beneficial owners, other than persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the stock for him or her (typically a broker, bank, or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank, or trustee. Under a legal proxy, the bank, broker, or trustee confers all of its rights as a record holder to grant proxies or to vote at the meeting.

Listed below are the various means — Internet, phone and mail — you can use to vote your shares without attending the Annual Meeting.
You can vote on the Internet.
Stockholders of record and beneficial owners of the Company’s common stock can vote via the Internet regardless of whether they receive their annual meeting materials through the mail or via the Internet. Instructions for voting are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
You can vote by phone.
Stockholders of record and beneficial owners of the Company’s common stock can vote by phone. Instructions are provided along with your proxy card or voting instruction form. If you vote by phone, do not mail your proxy card (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
You can vote by mail.
Simply sign and date the proxy card or voting instruction form received with this Proxy Statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.
The availability of phone and Internet voting.
Internet and telephone voting facilities for stockholders of record and beneficial owners will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on Monday, May 20, 2013. To allow sufficient time for voting by the trustee, voting instructions for 401(k) plan shares must be received no later than 11:59 p.m. Eastern Time on Thursday, May 16, 2013.
Voting by the Internet or phone is fast and convenient and your vote is immediately confirmed and tabulated. By using the Internet or phone to vote, you help Alaska Air Group conserve natural resources and reduce postage and proxy tabulation costs.
How will my shares be voted if I return a blank proxy or voting instruction form?
If you sign and return a proxy card without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors shown above and as the named proxies may determine in their discretion with respect to any other matters properly presented for a vote during the meeting or any postponement or adjournment of the meeting.
If my shares are held in a brokerage account, how will my shares be voted if I do not return voting instructions to my broker?
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange (“NYSE”). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name (beneficial) owner. The proposal to ratify the appointment of the Company’s independent accountants for fiscal year 2013 is considered routine under NYSE rules. Each of the other items to be submitted for a vote is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of the Company’s independent accountants but will not be permitted to vote your shares on any of the other items. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining a quorum at the Annual Meeting and will be voted on the proposal to ratify the Company’s independent accountants in the manner instructed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. For a description of the effect of broker non-votes on the proposals, see “How many votes must the nominees have to be elected?” and “Not including the election of directors, how many votes must the proposals receive in order to pass?”

What other business may be properly brought before the meeting, and what discretionary authority is granted?
Under the Company’s Bylaws, as amended April 30, 2010, a stockholder may bring business before the meeting or for publication in the Company’s 2013 Proxy Statement only if the stockholder gave written notice to the Company on or before December 6, 2012, and complied with the other requirements included in Article II of the Company’s Bylaws.
The Company has not received valid notice that any business other than that described or referenced in this Proxy Statement will be brought before the meeting.
As to any other matters that may properly come before the meeting and are not on the proxy card, the proxy grants to Messrs. Tilden and Loveless the authority to vote in their discretion the shares for which they hold proxies.
What does it mean if I receive more than one proxy card, voting instruction form or email notification from the Company?
It means that you have more than one account for your Alaska Air Group shares. Please complete and submit all proxies to ensure that all your shares are voted or vote by Internet or phone using each of the identification numbers.
What if I change my mind after I submit my proxy?
Stockholders, except for persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, may revoke a proxy and change a vote by delivering a later-dated proxy or by voting at the meeting. The later-dated proxy may be delivered by phone, Internet or mail and need not be delivered by the same means used in delivering the prior proxy submission.
Except for persons beneficially owning shares in one of the Company’s 401(k) retirement plans, stockholders may do this at a later date or time by:

•	voting by phone or the Internet before 11:59 p.m. Eastern Time on Monday, May 20, 2013 (your latest phone or Internet proxy will be counted);

•	signing and delivering a proxy card with a later date; or

•
voting at the meeting. (If you hold your shares beneficially through a broker, you must bring a legal proxy from the broker in order to vote at the meeting. Please also note that attendance at the meeting, in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.)

Persons beneficially owning shares in one of the Company’s 401(k) retirement plans cannot vote in person at the meeting and must vote in accordance with instructions from the trustees. Subject to these qualifications, such holders have the same rights as other record and beneficial owners to change their votes by phone or the Internet, however, in all cases your vote must be submitted by 11:59 p.m. Eastern Time on Thursday, May 16, 2013.
Stockholders of record can obtain a new proxy card by contacting the Company’s Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168, telephone (206) 392-5131.
Stockholders with shares held by a broker, trustee or bank can obtain a new voting instruction form by contacting your broker, trustee or bank.
Stockholders whose shares are held in one of the Company’s 401(k) retirement plans can obtain a new voting instruction form by contacting the trustee of such plan. You can obtain information about how to contact the trustee from the Company’s Corporate Secretary. Please refer to the section below titled “How are shares voted that are held in a Company 401(k) plan?” for more information.
If you sign and date the proxy card or voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your new choices will be voted.

How are shares voted that are held in a Company 401(k) plan?
On the record date, 2,423,438 shares were held in trust for Alaska Air Group 401(k) plan participants. The trustees, Vanguard Fiduciary Trust Company (Vanguard) and Fidelity Management Trust Company (Fidelity), provided instructions to each participant who held shares through the Company’s 401(k) plans on the record date. Vanguard sent a Notice of Proxy and Access Instructions to participants; Fidelity mailed full sets of proxy materials. The trustees will vote only those shares for which instructions are received from participants. If a participant does not indicate a preference as to a matter, including the election of directors, then the trustees will not vote the participant’s shares on such matters.
To allow sufficient time for voting by the trustee, please provide voting instructions no later than 11:59 p.m. Eastern Time on Thursday, May 16, 2013. Because the shares must be voted by the trustee, employees who hold shares through the 401(k) plans may not vote these shares at the meeting.
Can I attend the Annual Meeting, and what do I need for admission?
You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 22, 2013, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should be prepared to present photo identification for admission. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned the Company's stock as of the record date, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.
May I vote in person at the meeting?
We will provide a ballot to any record holder of our stock who requests one at the meeting. If you hold your shares through a broker, you must bring a legal proxy from your broker in order to vote by ballot at the meeting. You may request a legal proxy from your broker to attend and vote your shares at the meeting by marking your voting instruction form or the Internet voting site to which your voting materials direct you. Please allow sufficient time to receive a legal proxy through the mail after your broker receives your request. Because shares held by employees in the 401(k) plans must be voted by the trustee, these shares may not be voted at the meeting.
How can I reduce the number of annual meeting materials I receive?
The Company is required to provide an annual report and proxy statement to all stockholders of record. If you have more than one account in your name or at the same address as other stockholders, the Company or your broker may discontinue mailings of multiple copies. If you have more than one account and prefer to continue to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a stockholder of record or notify your broker if you hold your shares in a brokerage account.
Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If, at any time, you wish to resume receiving separate proxy statements or annual reports, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Company’s Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168, or by calling (206) 392-5131.
Can I receive future materials via the Internet?
If you vote on the Internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs, as well as the number of paper documents you will receive.
Stockholders of record may enroll in that service at the time they vote their proxies or at any time after the Annual Meeting and can read additional information about this option and request electronic delivery by going to www.computershare.com/investor. If you hold shares beneficially, please contact your broker to enroll for electronic proxy delivery.

At this time, employee participants in a Company 401(k) plan may not elect to receive notice and proxy materials via electronic delivery.
If you already receive your proxy materials via the Internet, you will continue to receive them that way until you instruct otherwise through the website referenced above.
How many shares must be present to hold the meeting?
A majority of the Company’s outstanding shares entitled to vote as of the record date, or 35,308,053 shares, must be present or represented at the meeting and entitled to vote in order to hold the meeting and conduct business (i.e., to constitute a quorum). Shares are counted as present or represented at the meeting if the stockholder of record attends the meeting; if the beneficial owner attends with a “legal proxy” from the record holder; or if the record holder or beneficial owner has submitted a proxy or voting instructions, whether by returning a proxy card or voting instructions or by phone or Internet, without regard to whether the proxy or voting instructions actually casts a vote or withholds or abstains from voting.
How many votes must the nominees have to be elected?
The Company’s Bylaws (as amended April 30, 2010) require that each director be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider such director’s resignation following a recommendation by the Board’s Governance and Nominating Committee. The majority voting standard does not apply, however, in the event that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the Annual Meeting, will be elected.
With regard to the election of directors, the Board intends to nominate the eleven persons identified as its nominees in this Proxy Statement. Because the Company has not received notice from any stockholder of an intent to nominate directors at the Annual Meeting, each of the directors must be elected by a majority of votes cast.
“Abstain” votes and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.
What happens if a director candidate nominated by the Board of Directors is unable to stand for election?
The Board of Directors may reduce the number of seats on the Board or it may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies held by the named proxies will be voted for the substitute nominee.
Not including the election of directors, how many votes must the proposals receive in order to pass?
Ratification of the appointment of KPMG LLP as the Company’s independent accountants
A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for” will have the effect of a negative vote.
Advisory vote regarding the compensation of the Company’s Named Executive Officers
A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and therefore will not be counted in determining the outcome of the vote on the proposal.

Stockholder proposal regarding limiting acceleration of executive equity in connection with a change of control
A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposals must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and, therefore, will not be counted in determining the outcome of the vote on the proposal.
How are votes counted?
Voting results will be tabulated by Computershare. Computershare will also serve as the independent inspector of election.
Is my vote confidential?
The Company has a confidential voting policy as a part of its governance guidelines, which are published on the Company’s website.
Who pays the costs of proxy solicitation?
The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses in forwarding proxy materials to beneficial owners. The Company has engaged Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the meeting. It is intended that proxies will be solicited by the following means: additional mailings, personal interview, mail, phone and electronic means. Although no precise estimate can be made at this time, we anticipate that the aggregate amount we will spend in connection with the solicitation of proxies will be approximately $21,500. To date, $16,500 has been incurred. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees.
Is a list of stockholders entitled to vote at the Annual Meeting available?
A list of stockholders of record entitled to vote at the 2013 Annual Meeting will be available at the meeting. It will also be available Monday through Friday from April 4, 2013, through May 10, 2013, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, 19300 International Blvd., Seattle, WA 98188. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We will publish the voting results on Form 8-K on or about May 24, 2013. You can read or print a copy of that report by going to the Company’s website — www.alaskaair.com/company, and then selecting Investor Information, and SEC Filings. You can read or print a copy by going directly to the SEC EDGAR files at www.sec.gov. You can also request a copy by calling us at (206) 392-5131, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.
How can I submit a proposal for next year’s annual meeting?
The Company expects to hold its next annual meeting on or about May 20, 2014. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company’s executive offices no later than December 5, 2013, to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and the Company’s Bylaws, you must have continuously held a minimum of either $2,000 in market value or 1% of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company’s proxy materials, you must provide notice of such proposal to the Company no later than February 20, 2014. The Company’s Bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our Bylaws, please contact:
Corporate Secretary
Alaska Air Group, Inc.
P.O. Box 68947
Seattle, WA 98168

PROPOSAL 1: ELECTION OF DIRECTORS TO ONE-YEAR TERMS

The Company currently has eleven directors. The Company's Bylaws provide that directors shall serve a one-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. Eleven directors are nominees for election this year and each has consented to serve a one-year term ending in 2014.

William S. Ayer
Director since 1999
Age - 58

Mr. Ayer has served as chairman of the Alaska Air Group Board and Air Group's two subsidiaries, Alaska Airlines and Horizon Air, since May 2003. In May 2012, Mr. Ayer stepped down from the position of president and CEO of Alaska Air Group, a role he had filled since 2003, and from the position of CEO of Alaska Airlines and Horizon Air. Prior to 2003, Mr. Ayer held various marketing, planning and operational positions at Alaska Airlines and Horizon Air. He serves as chairman of the board of Puget Energy, and since 2012 as a Regent of the University of Washington. He serves on the boards of the Museum of Flight, the University of Washington Foundation, the University of Washington Foster School of Business Advisory Board, and the Angel Flight West Foundation. Mr. Ayer also chairs the NextGen Advisory Committee, working with the Federal Aviation Administration and the aviation industry to transform the nation's airspace and air traffic system. Mr. Ayer's strategic planning skills, broad airline and business expertise, and his governance experience qualify him for his position on the Air Group Board.

Patricia M. Bedient
Director since 2004
Age - 59

Ms. Bedient chairs the Board's Audit Committee. She is executive vice president and CFO for Weyerhaeuser Company, one of the world's largest integrated forest products companies. A certified public accountant (CPA) since 1978, she served as managing partner of Arthur Andersen LLP's Seattle office prior to joining Weyerhaeuser. Ms. Bedient also worked at Andersen's Portland and Boise offices as a partner and as a CPA during her 27-year career with the firm. She serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), the Overlake Hospital Medical Center Board and the University of Washington Foster School of Business advisory board. She has also served on the boards of a variety of civic organizations, including the Oregon State University Foundation board of trustees, the World Forestry Center, City Club of Portland, St. Mary's Academy of Portland, and the Chamber of Commerce in Boise, Idaho. She is a member of the American Institute of CPAs and the Washington Society of CPAs. Ms. Bedient received her bachelor's degree in business administration, with concentrations in finance and accounting, from Oregon State University in 1975. Ms. Bedient's extensive experience in public accounting and financial expertise qualify her to serve on the Board and to act as an audit committee financial expert, as defined by the SEC.

Marion C. Blakey
Director since 2010
Age - 64

Ms. Blakey is chair of the Board's Safety Committee. She also served on the Board's Audit Committee during 2012. Ms. Blakey is president and CEO of The Aerospace Industries Association (AIA), the nation's largest aerospace and defense trade association. Prior to her current position, she served as the Administrator of the Federal Aviation Administration (the “FAA”) from 2002 to 2007 and chair of the National Transportation Safety Board (NTSB) from 2001 to 2002. Ms. Blakey also serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Noblis, the NASA Advisory Council, and the President's Export Council Subcommittee on Export Administration (PECSEA), as well as a number of philanthropic and community organizations, including the Washington Area Airports Task Force Advisory Board, International Aviation Women's Association, and Best Friends Foundation Advisory Board. Ms. Blakey's experience with AIA, the FAA and the NTSB specially qualify her for service on the Company's Board and because of her experience with the FAA and NTSB, she brings a very relevant and important perspective to the deliberations of the Safety Committee.

Phyllis J. Campbell
Director since 2002
Age - 61

Ms. Campbell is lead director and chair of the Board's Governance and Nominating Committee. She was named chair of the Pacific Northwest Region of JPMorgan Chase & Co. in April 2009 and, as vice chair, is the firm's most senior executive in the region. From 2003 to 2009, Ms. Campbell served as president and CEO of The Seattle Foundation, one of the nation's largest community philanthropic foundations. She was president of U.S. Bank of Washington from 1993 until 2001 and served as chair of the bank's Community Board. Ms. Campbell has received several awards for her corporate and community involvement. These awards include the Women Who Make A Difference Award and the Director of the Year from the Northwest Chapter of the National Association of Corporate Directors. Since August 2007, Ms. Campbell has served on Toyota's Diversity Advisory Board. She also serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), the Joshua Green Corporation, and Nordstrom, where she is chair of the audit committee. Until February 2009, she served on the boards of Puget Energy and its subsidiary, Puget Sound Energy. Ms. Campbell's business and community leadership background and her governance experience qualify her for her role as lead director of the Board.

Jessie J. Knight, Jr.
Director since 2002
Age - 62

Mr. Knight serves on the Board's Safety Committee and its Governance and Nominating Committee. Mr. Knight is chairman and CEO of San Diego Gas and Electric Company, a subsidiary of Sempra Energy. From 2006 to 2010, he was executive vice president of external affairs at Sempra Energy. From 1999 to 2006, Mr. Knight served as president and CEO of the San Diego Regional Chamber of Commerce, and from 1993 to 1998, he was a commissioner of the California Public Utilities Commission. Prior to this, Mr. Knight was vice president of marketing and strategic planning for the San Francisco Chronicle and San Francisco Examiner. While there, he won five National Clio Awards for television, radio and printed advertising and a Cannes Film Festival Golden Lion Award for business marketing. Prior to his media career, Mr. Knight spent ten years in finance and marketing with the Dole Foods Company. Mr. Knight serves on the boards of Alaska Airlines, Horizon Air (subsidiaries of Alaska Air Group), the San Diego Padres Baseball Club, and the Timken Museum of Art in San Diego. He is a life member of the Council on Foreign Relations and a corporate member of the Hoover Institution at Stanford University. Mr. Knight's knowledge and expertise on brand marketing and energy markets as well as his broad business experience qualify him for service on the Alaska Air Group Board.

R. Marc Langland
Director since 1991
Age - 71

Mr. Langland is a member of the Board's Governance and Nominating and its Compensation and Leadership Development Committees. He has been chairman of Northrim Bank (Anchorage, Alaska) since 1998, served as director since 1990, and served as the bank's president from 1990 until 2009. Mr. Langland has also served as chair, president and CEO of the bank's parent company, Northrim BanCorp, Inc. since 1998. He was chair and CEO of Key Bank of Alaska from 1987 to 1988 and president from 1985 to 1987. From 1978 to 1985, Mr. Langland was president of First National Bank of Fairbanks. In 2001, Mr. Langland was inducted into the Alaska Business Hall of Fame. He served on the board of trustees of the Alaska Permanent Fund Corporation from 1987 to 1991 and was chair from 1990 to 1991. Mr. Langland is past chairman of the Alaska State Chamber of Commerce and the Fairbanks Chamber. In 2008, the Alaska State Chamber awarded Mr. Langland the William A. Egan Outstanding Alaskan Award. He is also a director of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Usibelli Coal Mine, Elliott Cove Capital Management, and Pacific Wealth Advisors, a member of the Anchorage Chamber of Commerce, and a board member and past chairman of Commonwealth North. Mr. Langland's background and skills as a business leader in the state of Alaska, which represents a significant portion of the Company's business, qualify him for his role on the Alaska Air Group Board.

Dennis F. Madsen
Director since 2003
Age - 64

Mr. Madsen serves on the Board's Compensation and Leadership Development Committee and its Audit Committee. He is currently the chair of Evolucion Inc. (evo.com), an action sports retailer in Seattle. From 2000 to 2005, Mr. Madsen was president and CEO of Recreational Equipment, Inc. (REI), a retailer and online merchant for outdoor gear and clothing. He served as REI's executive vice president and COO from 1987 to 2000, and prior to that held numerous positions throughout REI. In 2010, Mr. Madsen was appointed a director of West Marine Inc., a publicly traded retail company in the recreational boating sector. He also serves on West Marine's governance and compensation committees. Other boards on which Mr. Madsen is a member include Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), the Western Washington University Foundation, Western Washington University, Islandwood, and the Youth Outdoors Legacy Fund. Mr. Madsen's experience in leading a large people-oriented and customer-service-driven organization qualifies him for service on the Alaska Air Group Board.

Byron I. Mallott
Director since 1982
Age - 69

Mr. Mallott serves on the Board's Safety and its Governance and Nominating Committees. Currently he is a senior fellow of the First Alaskans Institute, a nonprofit organization dedicated to the development of Alaska Native peoples and their communities, a position he has held since 2000. Mr. Mallott also serves on the Board of Trustees of the Smithsonian Institution's National Museum of the American Indian. He has served the state of Alaska in various advisory and executive capacities, and has served as mayor of Yakutat and of Juneau. From 1995 to 1999, he was executive director (chief executive officer) of the Alaska Permanent Fund Corporation, a trust managing proceeds from the state of Alaska's oil reserves. He was a director of Sealaska Corporation (Juneau, Alaska) from 1972 to 1988, chair from 1976 to 1983, and CEO from 1982 to 1992. He owns Mallott Enterprises (personal investments) and is a director of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), a director and member of the nominating committee of Sealaska Corporation, and a director and member of the audit committee of Yak-Tat Kwaan, Inc. and Native American Bank, NA. Mr. Mallott's leadership and extensive knowledge of the Native Alaskan people and their culture and his experience with governmental affairs qualify him for his role on the Alaska Air Group Board.

J. Kenneth Thompson
Director since 1999
Age - 61

Mr. Thompson is chair of the Board's Compensation and Leadership Development Committee and serves on the Board's Safety Committee. Since 2000, Mr. Thompson has been president and CEO of Pacific Star Energy LLC, a private energy investment company in Alaska, with partial ownership in the oil exploration firm Alaska Venture Capital Group (AVCG LLC). Mr. Thompson served as executive vice president of ARCO's Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. Prior to that, he was president of ARCO Alaska, Inc., the parent company's oil and gas producing division based in Anchorage, Alaska. He also serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Pioneer Natural Resources Company, Tetra Tech, Inc., and Coeur d'Alene Mines Corporation, as well as on the non-profit board of Provision Ministry Group. Mr. Thompson also serves on the environmental, health, safety and social responsibility, the governance and nominating, and the audit committees of Coeur d'Alene Mines Corporation. At Tetra Tech, Mr. Thompson serves on the audit, the governance and nominating, and the strategy planning committees and chairs the compensation committee. At Pioneer Natural Resources, he serves on the governance and nominating, compensation and hydrocarbon reserves committees. Mr. Thompson's business leadership and his breadth of experience in planning, operations, engineering, and safety/regulatory issues qualify him for service on the Alaska Air Group Board.

Bradley D. Tilden
Director since 2010
Age - 52

Mr. Tilden has served as president of Alaska Airlines since December 2008. In May 2012, Mr. Tilden succeeded Mr. Ayer as president and CEO of Alaska Air Group and was also named CEO of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group). He served as executive vice president of finance and planning from 2002 to 2008 and as chief financial officer from 2000 to 2008 for Alaska Airlines and Alaska Air Group. Prior to 2000, Mr. Tilden was vice president of finance at Alaska Airlines and Alaska Air Group. Mr. Tilden worked for the accounting firm PricewaterhouseCoopers prior to joining Alaska Airlines. He also serves on the boards of Alaska Airlines, Horizon Air, Flow International, Pacific Lutheran University, and chairs the board of the Chief Seattle Council of the Boy Scouts of America. Mr. Tilden's role as leader of Alaska Air Group and its operating subsidiaries, his strategic planning skills and financial expertise qualify him to serve on the Air Group Board.

Eric K. Yeaman
Director since 2012
Age 45

Mr. Yeaman was appointed to the Alaska Air Group Board and the Board's Audit Committee in November 2012. He is president and CEO of Hawaiian Telcom. Prior to joining Hawaiian Telcom in June 2008, Mr. Yeaman was senior executive vice president and COO of Hawaiian Electric Company, Inc. (HECO). Mr. Yeaman joined Hawaiian Electric Industries, Inc., HECO's parent company, in January 2003 as financial vice president, treasurer and CFO. Prior to this, Mr. Yeaman held the positions of chief operating and financial officer for Kamehameha Schools from July 2000 to January 2003. He began his career at Arthur Andersen LLP in September 1989. Mr. Yeaman serves on the not-for-profit boards of Queen's Health Systems, Bishop Museum, Hawaii Community Foundation, Hawaii Business Roundtable, The Nature Conservancy of Hawaii, Kamehameha Schools Audit Committee, Aloha United Way, and the Harold K.L. Castle Foundation. He is also a director of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Alexander & Baldwin, the United States Telcom Association, and a member of the Hawaii Asia Pacific Association. Mr. Yeaman's extensive business experience and, in particular, his experience as CEO of a public company qualify him to serve as a member of the Air Group Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF THE ELEVEN DIRECTOR NOMINEES NAMED ABOVE.
UNLESS OTHERWISE INDICATED ON YOUR PROXY, THE SHARES WILL BE
VOTED FOR THE ELECTION OF THESE ELEVEN NOMINEES AS DIRECTORS.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company's independent accountants for fiscal year 2013, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the independent accountants, the Board considers the selection of the independent accountants to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice.
The affirmative vote of holders of a majority of the shares of common stock represented at the meeting and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company's independent accountant for the current fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE COMPANY'S INDEPENDENT ACCOUNTANTS.

PROPOSAL 3: ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Company's Named Executive Officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and the narrative discussion accompanying those tables as well as in the Compensation Discussion and Analysis).
As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the structure of the Company's executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. For Named Executive Officers, a high percentage of total direct compensation is variable and tied to the success of the Company because they are the senior leaders primarily responsible for the overall execution of the Company's strategy. The Company's strategic goals are reflected in its incentive-based executive compensation programs so that the interests of executives are aligned with stockholder interests. Executive compensation is designed to be internally equitable, to reward executives for responding successfully to business challenges facing the Company, and to take into consideration the Company's size relative to the rest of the industry.
The Compensation Discussion and Analysis section of this Proxy Statement describes in more detail the Company's executive compensation programs and the decisions made by the Compensation and Leadership Development Committee during 2012. Highlights of these executive compensation programs include the following:
Base Salary
In general, for the Named Executive Officers, the Committee targets base salary levels at the 25th percentile relative to the Company's peer group with the opportunity to earn market-level or above compensation through short- and long-term incentive plans that pay when performance objectives are met.
Annual Incentive Pay
The Company's Named Executive Officers are eligible to earn annual incentive pay under the broad-based Performance-Based Pay Plan, which is intended to motivate the executives to achieve specific Company goals. Annual target performance measures reflect near-term financial and operational goals that are consistent with the strategic plan.
Long-term Incentive Pay
Equity-based incentive awards that link executive pay to stockholder value are an important element of the Company's executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods that are designed to discourage short-term risk taking and align Named Executive Officers' long-term interests with those of stockholders while helping the Company attract and retain top-performing executives who fit a team-oriented and performance-driven culture.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the 2013 Annual Meeting:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This proposal regarding the compensation paid to our Named Executive Officers is advisory only and will not be binding on the Company or our Board and will not be construed as overruling a decision by the Company or our Board or creating or implying any additional fiduciary duty for the Company or our Board. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. Stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company's annual meeting in 2014.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC'S EXECUTIVE COMPENSATION DISCLOSURE RULES.

PROPOSAL 4: STOCKHOLDER PROPOSAL -- LIMIT ACCELERATION OF EQUITY
Mr. John Chevedden has given notice of his intention to present a proposal at the 2013 Annual Meeting. Mr. Chevedden's address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, and Mr. Chevedden represents that he has continuously owned no less than 100 shares of the Company's common stock since October 1, 2011. Mr. Chevedden's proposal and supporting statement, as submitted to the Company, appear below.
The Board of Directors opposes adoption of Mr. Chevedden's proposal and asks stockholders to review the Board's response, which follows Mr. Chevedden's proposal and supporting statement below.
The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve this proposal.
Proposal 4 -- Limited Accelerated Executive Pay
Resolved: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive's termination, with such qualifications for an award as the Committee may determine.
For purposes of this Policy, "equity award" means an award granted under an equity incentive plan as defined in Item 402 of the SEC's Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.
Under current or future executive pay plans, our company's highest paid executives can receive "golden parachute" pay after a change in control. It is important to retain the link between executive pay and company performance, and one way to achieve that goal is to prevent windfalls that an executive has not earned.
The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule. Our CEO had a potential $17 million entitlement for a change in control.
This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:
GMI/The Corporate Library, an independent investment research firm, expressed concern regarding our executive pay -- $9 million for William Ayer.
Our directors Jessie Knight, Phyllis Campbell, William Ayer, James Thompson, Marc Langland and Byron Mallott each had 10 to 30 years long-tenure. GMI said long-tenured directors could form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. An independent perspective is a priceless quality in a director.
To make matters worse long-tenured directors controlled all the seats on our nomination committee and 67% of the seats on our executive pay committee. And Marc Langland, at age 70 and with 21 years long-tenure, had been our Lead Director continuously since 2006. James Thompson was first in getting our most negative votes and was potentially over-extended with board seats at 4 major companies. Our proxy did not disclose the number of years that Mr. Thompson had managed to maintain board seats at 4 major companies. Our newest independent director, Marion Blakey, did not have director experience at any major for-profit company.
Please encourage our directors to respond positively to this proposal to protect shareholder value:
Limit Accelerated Executive Pay -- Proposal 4

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST
PROPOSAL 4 FOR THE FOLLOWING REASONS:

Alaska Air Group maintains an equity-based compensation program for executive officers that is designed to provide long-term incentives that further align the interests of executives with those of stockholders and to provide a retention incentive. Adoption of the proponent's proposal would undermine these important objectives.

The proposal states that “the link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule.” We disagree. Under our 2008 Performance Incentive Plan and our agreements with executive officers, a change in control does not immediately trigger accelerated vesting of equity awards. Instead, equity awards to our executive officers have a double-trigger accelerated vesting provision, which means that accelerated vesting does not occur unless both: (1) the change-in-control transaction is consummated; and (2) either the executive's employment is terminated (or constructively terminated) in connection with the transaction or the acquirer does not continue or assume the awards in the transaction. To be clear, the first trigger is tied to consummation of a change in control transaction (and not merely to the signing of an agreement or stockholder approval of the transaction) to ensure that such award is not accelerated prior to stockholders also realizing the value of the transaction.
When a change in control occurs, ensuring a smooth management transition and preserving the synergies anticipated in such a transaction serve to maximize stockholder value. To accomplish this, our executive officers should concentrate on securing the best terms for our stockholders and the Company, while maintaining operational stability and leadership during the transition period. These factors are particularly important in the airline business.
Without the accelerated vesting protections described above, should a potential change in control arise, our executive officers could be preoccupied with the uncertainty surrounding their job status and loss of value tied to the equity awards as a result of the potential change in control and be less focused on stability and negotiating the best price for our stockholders. Accelerated vesting of equity awards in the limited (“double-trigger”) circumstances described above should temper these distractions and allow our executives to maintain their focus on maximizing stockholder value.
The proposal oversimplifies and mischaracterizes the nature and intent of vesting equity awards over a period of time, stating that such vesting “is intended to promote long-term improvements in performance.” The fact that the value of the awards is stock-price dependent is the primary incentive to improve performance, while the vesting periods are designed to encourage the sustaining of that performance over time. In addition, existing change-in-control arrangements already provide that awards that vest based on the degree to which certain performance measures are met would vest on a pro-rata basis up to the executive's termination date in connection with a change in control.
We believe that our stockholders have been served well by our compensation structure, which places a high percentage of executive compensation opportunities in components such as equity and other performance-based awards, where the ultimate value is tied to performance objectives and long-term vesting schedules. It seems reasonable and fair to ensure that executives would not have to forfeit a substantial portion of previously granted equity as a result of being terminated in a change in control through no fault of their own. We believe limiting the accelerated vesting of equity awards to the restricted circumstances the Board has already put in place allows our executive officers to realize the full value of their hard work and the value created for stockholders under their leadership.
Therefore, the Board believes that it is appropriate for equity awards to vest in connection with a change in control on a double-trigger basis under the limited circumstances described and as reflected in our 2008 Performance Incentive Plan and our agreements with executive officers.
ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4.

STRUCTURE OF THE BOARD OF DIRECTORS

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, our business affairs are managed under the direction of our Board of Directors. Directors meet their responsibilities by, among other things, participating in meetings of the Board and Board committees on which they serve, discussing matters with the Chairman and CEO and other executives, reviewing materials provided to them, and visiting our facilities.
Pursuant to the Bylaws, the Board of Directors has established four standing committees, which are the Audit Committee, the Compensation and Leadership Development Committee, the Governance and Nominating Committee, and the Safety Committee. Only independent directors serve on these committees. The Board has adopted a written charter for each committee. The charters of the Audit, Compensation and Leadership

Development, Governance and Nominating, and Safety Committees are posted on the Company’s website, can be accessed free of charge at www.alaskaair.com and are available in print to any stockholder who submits a written request to the Company’s Corporate Secretary.
The table below shows the current members and chairs of the standing Board committees.
Board Committee Memberships

Name	Audit	Compensation and Leadership Development	Governance and Nominating	Safety

Patricia M. Bedient	Chair
Marion C. Blakey	●*			Chair
Phyllis J. Campbell			Chair
Jessie J. Knight, Jr.			●	●
R. Marc Langland		●	●
Dennis F. Madsen	●	●
Byron I. Mallott			●	●
J. Kenneth Thompson		Chair		●
Eric K. Yeaman	●
*Ms. Blakey served on the Audit Committee through November 7, 2012, at which time Mr. Yeaman was appointed a member.

The principal functions of the standing Board committees are as follows:
Governance and Nominating Committee
Pursuant to its charter, the Governance and Nominating Committee's responsibilities include the following:

1.	Develop, monitor and reassess from time to time the Corporate Governance Guidelines.

2.	Evaluate the size and composition of the Board.

3.	Develop criteria for Board membership.

4.	Evaluate the independence of existing and prospective members of the Board.

5.	Seek and evaluate qualified candidates for election to the Board.

6.	Evaluate the nature, structure and composition of other Board committees.

7.	Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the Board and each Board committee, including itself.

8.	Annually review and reassess the adequacy of the Committee's charter and its performance, and recommend any proposed changes in the charter to the Board of Directors for approval.
Audit Committee
Pursuant to its charter, the Audit Committee's responsibilities include:

1.	With regard to matters pertaining to the independent registered public accountants:
Appoint them and oversee their work.
Review at least annually their statement regarding their internal quality-control procedures and their relationship with the Company.
Maintain a dialog with respect to their independence.
Pre-approve all auditing and non-auditing services they are to perform.
Review annual and quarterly financial statements and filings made with the SEC.
Receive and review communications required from the independent registered public accountants under applicable rules and standards.
Establish clear hiring policies for employees and former employees of the independent registered public accountants.
Review audited financial statements with management and the independent registered public accountants.
Receive and review required communications from the independent registered public accountants.

2.	With regard to matters pertaining to the internal auditors:
Review planned internal audits and their results with the internal auditors.
Review any changes to the internal audit charter.

3.	With regard to matters pertaining to controls:
Review major financial reporting risk exposure and adequacy and effectiveness of associated internal controls.
Review procedures with respect to significant accounting policies and the adequacy of financial controls.
Discuss with management policies with respect to risk assessment and risk management, including the process by which the Company undertakes risk assessment and risk management.
Discuss with management, as appropriate, earnings releases and any information provided to analysts and ratings agencies.
Develop, monitor and reassess from time to time a corporate compliance program, including a code of conduct and ethics policy, decide on requested changes to or waivers of such program and code relating to officers and directors, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters.
Obtain and review at least quarterly a statement from the CEO, CFO and disclosure committee members disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

4.	Prepare the Audit Committee Report required for the annual proxy statement.

5.	Annually review and reassess the adequacy of the Committee's charter and performance and recommend for Board approval any proposed changes to the charter.
Compensation and Leadership Development Committee
Pursuant to its charter, the Compensation and Leadership Development Committee's responsibilities include the following:

1.	With regard to executive and director compensation:
Recommend for approval by the Board changes in compensation and insurance for the Company's and its subsidiaries' nonemployee directors.
Set, review and approve compensation of the CEO and other elected officers of the Company and its subsidiaries.
Establish the process for approving corporate goals relevant to CEO compensation and for evaluating CEO performance in light of those goals.

2.	Set annual goals under the broad-based Performance-Based Pay and Operational Performance Rewards plans and administer the plans.

3.	Grant stock awards and stock options.

4.	Administer the supplementary retirement plans for elected officers and the equity-based incentive plans.

5.	Make recommendations to the Board regarding other executive compensation issues, including modification or adoption of plans.

6.
Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring the Alaska Air Group Pension/Benefits Administrative Committee, Defined Contribution Retirement Benefits Administrative Committee, and Pension Funds Investment Committee, and approve the membership of those committees, trustees and trust agreements, and the extension of plan participation to employees of subsidiaries.

7.	Approve the terms of employment and severance agreements with elected officers and the form of change-in-control agreements.

8.	Review executive-level leadership development and succession plans.

9.	Administer and make recommendations to the Board of Directors with respect to the Company's equity and other long-term incentive equity plans.

10.	Administer, review and modify the Company's policy regarding recoupment of certain compensation payments.

11.	Produce the report on executive compensation required for the annual proxy statement.

12.	Annually review and reassess the adequacy of the Committee's charter and its performance, and recommend any proposed changes in the charter to the Board of Directors for approval.
Safety Committee
Pursuant to its charter, the Safety Committee's responsibilities include the following:

1.	Monitor management's efforts to ensure the safety of passengers and employees of the Air Group companies.

2.	Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

3.	Review management's efforts to ensure aviation security and reduce the risk of security incidents.

4.	Periodically review with management and outside experts all aspects of airline safety.

5.	Evaluate the Company's health, safety and environmental policies and practices.

6.	Annually review and reassess the adequacy of the Committee's performance and its charter, and recommend any proposed changes in the charter to the Board of Directors for approval.
Board and Committee Meetings
In 2012, the Board of Directors held four regular meetings. The standing Board committees held the following number of meetings in 2012:
Audit Committee - 4
Compensation and Leadership Development Committee - 6
Governance and Nominating Committee - 3
Safety Committee - 5
Each director attended at least 92% of all board and applicable committee meetings during 2012. Each director is expected to attend the Company's Annual Meeting of Stockholders. Last year, all directors but one attended the annual meeting.

DIRECTOR INDEPENDENCE

The Board of Directors of the Company has determined that all of the directors excepting Mr. Ayer and Mr. Tilden and including each member of the Audit Committee, Governance and Nominating Committee, and Compensation and Leadership Development Committee, are independent under the NYSE listing standards and the Company’s independent director standards that are set forth in the Company’s Corporate Governance Guidelines. In making its determination, the Board of Directors considered the amounts of charitable contributions made by the Company to charitable organizations on which Ms. Bedient, Mr. Langland, and Mr. Yeaman serve as directors. After consideration of this matter and in accordance with the Board’s independent director criteria, the Board of Directors affirmatively determined that the matters did not represent material relationships with the Company because the amounts of the contributions were immaterial with respect to the Company’s and the charitable organization’s annual revenues.
Each member of the Company’s Audit Committee meets the additional independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees or required by the SEC. The Board has determined that Ms. Bedient and Mr. Yeaman are audit committee financial experts as defined in SEC rules.
The Corporate Governance Guidelines are available on the Company’s website at http://www.alaskaair.com and are available in print to any stockholder who submits a written request to the Company’s Corporate Secretary.

Specifically, the Board has determined that independent directors must have no material relationship with the Company, based on all material facts and circumstances. At a minimum, an independent director must meet each of the standards listed below:

1.	The director, within the last three years, has not been employed by and has no immediate family member that has been an executive officer of the Company.

2.
Neither the director nor any immediate family member has, in any 12-month period in the last three years, received more than $120,000 in direct compensation from the Company other than compensation for director or committee service and pension or other deferred compensation for prior service.

3.
With regard to the Company's independent accountants firm (i) neither the director nor any immediate family member is a current partner of the Company's independent accountants firm; (ii) the director is not a current employee of the independent accountants firm; (iii) no immediate family member is a current employee of the independent accountants firm working in its audit, assurance or tax compliance practice; and (iv) neither the director nor any immediate family member was an employee or partner of the independent accountants firm within the last three years and worked on the Company's audit within that time.

4.
Neither the director nor any immediate family member has, within the last three years, been part of an interlocking directorate. This means that no executive officer of the Company served on the compensation committee of a company that employed the director or an immediate family member.

5.
The director is not currently an employee of and no immediate family member is an executive officer of another company (i) that represented at least 2% or $1 million, whichever is greater, of the Company's gross revenues, or (ii) of which the Company represented at least 2% or $1 million, whichever is greater, of such other company's gross revenues in any of the last three fiscal years. Charitable contributions are excluded from this calculation.

The Board considers that ordinary-course business between the Company and an organization of which the Board member is an officer or director, where the amount of such business is immaterial with respect to the Company’s or the organization’s annual revenues, does not create a material relationship.
For the purposes of these standards, “Company” includes all Alaska Air Group subsidiaries and other affiliates. “Immediate family member” includes the director’s spouse, domestic partner, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and anyone sharing the director’s home. The independence standards for the members of the Audit Committee provide that, in addition to the foregoing standards, they may not (a) receive any compensation other than director’s fees for board and audit committee service and permitted retirement pay, or (b) be an “affiliate” of the Company apart from their capacity as a member of the board as defined by applicable SEC rules.

DIRECTOR NOMINATION POLICY
Identification and Evaluation of Candidates

1.	Internal Process for Identifying Candidates
The Governance and Nominating Committee (the “Committee”) has two primary methods for identifying candidates (other than those proposed by the Company's stockholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including, but not limited to, members of the Board, senior-level Company executives, individuals personally known to the members of the Board, and research.
Additionally, the Committee may, from time to time, use its authority under its charter to retain at the Company's expense one or more search firms to identify candidates (and to approve any such firms' fees and other retention terms). If the Committee retains one or more search firms, those firms may be asked to identify possible candidates who meet the minimum and desired qualifications established by the Committee and to undertake such other duties as the Committee may direct.

2.	Candidates Proposed by Stockholders

a.	General Nomination Right of All Stockholders
Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in Article II, Section 9 of the Company's Bylaws. The provisions generally require that written notice of a stockholder's intent to make a nomination for the election of directors be received by the Corporate Secretary of the Company no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the first anniversary of the prior year's annual meeting. The written notice submitted by a stockholder must also satisfy the additional informational requirements set forth in Article II, Section 9 of the Bylaws. See “How can I submit a proposal for next year's annual meeting?” under Questions and Answers About the Annual Meeting for further information about the deadlines applicable to the submission of director nominations for next year's annual meeting of stockholders.
The Corporate Secretary and General Counsel will send a copy of the Company's Bylaws to any interested stockholder upon request. The Company's Bylaws are also available on the Company's website at www.alaskaair.com.

b.	Consideration of Director Candidates Recommended by Stockholders
The Committee will evaluate candidates recommended by a single stockholder, or group of stockholders, that has beneficially owned more than 5% of the Company's outstanding common stock for at least one year and that satisfies the notice, information and consent provisions set forth below (such individual or group is referred to as the “Qualified Stockholder”). The Committee's policy on the evaluation of candidates recommended by stockholders who are not Qualified Stockholders is to evaluate such recommendations, and establish procedures for such evaluations, on a case-by-case basis. This policy allows the Committee to devote an appropriate amount of its own and the Company's resources to each such recommendation, depending on the nature of the recommendation itself and any supporting materials provided. In addition, as discussed above, non-Qualified Stockholders have the ability to nominate one or more director candidates directly at the annual meeting. All candidates (whether identified internally or by a stockholder) who, after evaluation, are then recommended by the Committee and approved by the Board, will be included in the Company's recommended slate of director nominees in its proxy statement.

c.	Initial Consideration of Candidates Recommended by Qualified Stockholders
The Committee will evaluate candidates recommended by Qualified Stockholders in accordance with the following procedures.
Qualified Stockholders may propose a candidate for evaluation by the Committee by delivering a written notice to the Committee satisfying each of the requirements described below (the “Notice”). The Notice must be received by the Committee not less than 120 calendar days before the anniversary of the date that the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting. No such notice was received in connection with the 2013 Annual Meeting.
Any candidate recommended by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NYSE rules. The Notice shall also contain or be accompanied by the following information or documentation:

•
Proof of the required stock ownership (including the required holding period) of the stockholder or group of stockholders. The Committee may determine whether the required stock ownership condition has been satisfied for any stockholder that is the stockholder of record. Any stockholder that is not the stockholder of record must submit such evidence as the Committee deems reasonable to evidence the required ownership percentage and holding period.

•	A written statement that the stockholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the candidate is nominated.

•	The name or names of each stockholder submitting the proposal, the name of the candidate, and the written consent of each such stockholder and the candidate to be publicly identified.

•
Regarding the candidate, such person's name, age, business and residence address, principal occupation or employment, number of shares of the Company's stock beneficially owned, if any, a written résumé or curriculum vitae of personal and professional experiences, and all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”).

•
Regarding the candidate, information, documents or affidavits demonstrating to what extent the candidate meets the required minimum criteria, and the desirable qualities or skills established by the Committee. The Notice must also include a written statement that the stockholder submitting the proposal and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee's evaluation of the candidate.

•
Regarding the stockholder submitting the proposal, the person's business address and contact information and any other information that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Exchange Act.

•	The signature of each candidate and of each stockholder submitting the proposal.
The Notice shall be delivered in writing by registered or certified first-class mail, postage prepaid, to the following address:
Board of Directors
Alaska Air Group, Inc.
PO Box 68947
Seattle, WA 98168
The Corporate Secretary and General Counsel will promptly forward the Notice to the Lead Director and Chair of the Governance and Nominating Committee.
If, based on the Committee's initial screening of a candidate recommended by a Qualified Stockholder, a candidate continues to be of interest to the Committee, the Chair of the Committee will request that the CEO interview the candidate, and the candidate will be interviewed by one or more of the other Committee members. If the results of these interviews are favorable, the candidate recommended by a Qualified Stockholder will be evaluated as set forth below. Except as may be required by applicable law, rule or regulation, the Committee will have no obligation to discuss the outcome of the evaluation process or the reasons for the Committee's recommendations with any Qualified Stockholder who made a proposal.
3. Evaluation of Candidates
As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the Company's proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate. The Committee will then (i) determine if the candidate satisfies the qualifications set forth below under the caption “Policy on Minimum Qualifications for All Directors”; (ii) conduct interviews with the candidate as it deems necessary and appropriate; and (iii) consider the contribution that the candidate can be expected to make to the overall functioning of the Board. The Committee will then meet to consider and finalize its list of recommended candidates for the Board's consideration.
The Governance and Nominating Committee will consider incumbent candidates based on the same criteria used for candidates recommended by Qualified Stockholders, provided that incumbents will also be considered on the basis of the Committee's annual evaluations of the effectiveness of the Board, its committees and their members.
Policy on Minimum Qualifications for All Directors
While there is no formal list of qualifications, the Governance and Nominating Committee considers, among other things, the prospective nominee's relevant experience, intelligence, independence, commitment, ability to work with the CEO and within the Board culture, prominence, diversity, age, might include, among other things, CEO experience, senior-level international experience, senior-level regulatory or legal experience, and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, safety, organizational development, information technology, and government and public relations. Different substantive areas may assume greater or lesser significance at particular times, in light of the Board’s present composition and the Committee’s (or the Board’s) perceptions about future issues and needs.
For a candidate to serve as an independent director, an independent and questioning mindset is critical. The Committee also considers a prospective candidate’s workload and whether he or she would be able to attend the vast majority of Board meetings, be willing and available to serve on Board committees, and be able to devote the additional time and effort necessary to keep up with Board matters and the rapidly changing environment in which the Company operates.
Board diversity is considered broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, and other factors. The consideration of diversity is implemented through discussions at the Governance and Nominating Committee. In addition, on an annual basis, as part of the Board’s self-evaluation, the Board assesses whether the mix and diversity of board members is appropriate for the Company.

BOARD LEADERSHIP

The Company's board leadership generally includes a combined chairman and CEO role with a strong, independent lead director; however, in 2012 the Board temporarily separated the roles of chairman and CEO in connection with the recent transition to a new CEO.

In choosing generally to combine the roles of chairman and CEO, the Board takes into consideration the highly technical nature of the airline business and the importance of deep, industry-specific knowledge and a thorough understanding of the Company's business environment in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team. Because the CEO has a depth of understanding of the many complexities of the airline business, the regulatory environment, and the Company's strategy -- all of which are of critical importance to the Company's performance -- the Board believes that he or she generally is best suited to serve as chairman and to preside over the majority of the Board's discussions, with the exception of the regular sessions of the independent directors, which are led by the independent lead director.

By creating an independent lead director role with specific authority, the Board is able to ensure objective evaluation of management decisions and performance and to provide independent leadership for director and management succession planning and other governance issues. The lead director’s responsibilities are (a) to preside over periodic meetings of non-management directors as described in Section 2.1.3 of the Company’s Corporate Governance Guidelines; (b) to lead the non-management directors’ annual evaluation of the CEO; (c) to conduct interviews with incumbent directors annually, including a discussion of each individual director’s self-assessment of his or her contribution prior to nomination for election; (d) to discuss any proposed changes to committee assignments with each affected director in advance of making committee membership recommendations to the Board; (e) to review and provide input to board meeting agendas; and (f) such other duties as may be described in the Company’s Corporate Governance Guidelines.

Notwithstanding the Board's preference for combining the roles of chairman and CEO, the Board may separate the CEO and chair roles from time to time at its discretion. In deciding whether to separate the roles, the Board considers, among other things, the experience and capacity of the sitting CEO, the rigor of independent director oversight of financial, operational and safety regulatory issues, the current climate of openness between management and the Board, and the existence of other checks and balances that help ensure independent thinking and decision-making by directors.

EXECUTIVE SESSIONS AND LEAD DIRECTOR

The Air Group Board holds regular executive sessions of non-management directors quarterly. As provided in the charter of the Governance and Nominating Committee, the lead director, who is the chair of the Governance and Nominating Committee, presides over these executive sessions.

RISK OVERSIGHT

Alaska Air Group has adopted an enterprise-wide risk analysis and oversight program. This program is designed to: a) identify the various risks faced by the organization; b) assign responsibility for managing those risks to individual executives within the management ranks; and c) align these management assignments with appropriate board-level oversight.
Responsibility for the oversight of the program itself has been delegated to the Board’s Audit Committee. In turn, the Audit Committee has tasked the Company’s chief risk, compliance and ethics officer with the day-to-day design and implementation of the program. Under the program, an Alaska Air Group risk matrix has been developed and the organization’s most prominent risks have been identified, responsibility has been assigned to appropriate executives, and assignments have been aligned for appropriate Board oversight, including oversight of safety-related risks by the Board's Safety Committee. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance). The risk matrix is updated regularly. At a minimum, the Audit Committee receives quarterly updates regarding the program and an annual in-person review of the program’s status by the chief risk, compliance and ethics officer.
The program also provides that the Audit Committee work with the chief risk, compliance and ethics officer and Air Group’s management executive committee to annually identify the most pressing risk issues for the next year. This subset of the risk matrix is then designated for heightened oversight, including periodic presentations by the designated management executive to the appropriate Board entity. Furthermore, these areas of emphasis regarding risk are specifically reviewed and discussed with executive management during an annual executive officer planning session, held during the third quarter of each year, and are incorporated into the development of the Company's strategic plan for the coming year.
As part of its oversight of the Company’s executive compensation program, the Compensation and Leadership Development Committee, along with its independent consultant and the Company’s management team, has reviewed the risk impact of the Company’s executive compensation. Based on this review, the Company has concluded that its executive compensation programs do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on the Company.
The Company believes that its leadership structure, discussed in detail in “Board Leadership” above, supports the risk oversight function of the Board for the same reasons that it believes the leadership structure is most effective for the Company, namely that, while facilitating open discussion and communication from independent members of the Board, it ensures that strategic discussions are led by an individual with a deep understanding of the highly technical and complex nature of the airline business.

CODE OF CONDUCT AND ETHICS

The Company has adopted a Code of Conduct and Ethics that applies to all employees of the Company, including its CEO, CFO, principal accounting officer and persons performing similar functions. The Code of Conduct and Ethics may be found on the Company’s website at www.alaskaair.com and is available in print to any stockholder who requests it. Information on the Company’s website, however, does not form a part of this Proxy Statement. The Company intends to disclose any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Conduct and Ethics for directors or executive officers on the Company’s website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Person Transactions
The Board of Directors has adopted a written policy for review, approval or ratification of any transaction, arrangement or relationship in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000 in any calendar year, and (iii) a related person has or will have a direct or indirect material interest (other than solely as a result of being a director or the beneficial owner of less than 10% of another entity). For purposes of the policy, a related person is (i) any person who is, or at any time since the beginning of the last fiscal year was, one of the directors or executive officers or a nominee to become a director, (ii) any beneficial owner of more than 5% of the Company's common stock, or (iii) any immediate family member of any the these persons.
Under the policy, once such a transaction by a related person has been identified, the Audit Committee (or, for transactions that involve less than $1 million in the aggregate, the Chair of the Audit Committee) must review the transaction for approval or ratification. Members of the Audit Committee or the Chair of the Audit Committee, as applicable, will review all relevant facts regarding the transaction in determining whether to approve or ratify it, including the extent of the related person’s interest in the transaction, whether the terms are comparable to those generally available in arm’s-length transactions, and whether the transaction is consistent with the best interests of the Company. The related person involved in the transaction will not participate in the approval or ratification process except to provide additional information as requested for the review. Once initially approved or ratified, all transactions with related persons will be reviewed at least annually.
The policy does not require review or approval of the following transactions: (i) employment by the Company of an executive officer unless he or she is an immediate family member of another related person; (ii) any compensation paid by the Company to a director; and (iii) a transaction in which a related person’s interest arises solely from the ownership of equity securities and all holders of the securities receive the same benefit on a pro-rata basis.
Certain Transactions with Related Persons
The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. The amounts involved in these transactions are below the disclosure thresholds set by the SEC, or the executive officer or director or his or her family member does not have a direct or indirect material interest, as that term is used in SEC rules, in the transaction.

STOCKHOLDER COMMUNICATION POLICY
Any stockholder or interested party who wishes to communicate with the Alaska Air Group Board of Directors or any specific directors, including the lead director (who presides over executive sessions of the non-employee directors) or with the non-employee directors as a group, may write to:
Board of Directors
Alaska Air Group, Inc.
PO Box 68947
Seattle, WA 98168
Depending on the subject matter, management will:

•
forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the chair of the Audit Committee for review);

•
attempt to handle the inquiry directly (for example, where it is a request for information about the Company’s operations or it is a stock-related matter that does not appear to require direct attention by the Board or any individual director); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each meeting of the Governance and Nominating Committee, the Corporate Secretary presents a summary of all communications received since the last meeting of the Governance and Nominating Committee and will make those communications available to any director on request.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Selection of Independent Accountants for the Current Fiscal Year
The Audit Committee of the Board of Directors has selected, and is recommending that stockholders ratify, KPMG LLP (“KPMG”) as the Company’s independent accountants for the 2013 fiscal year. KPMG also served as the Company’s independent accountants for fiscal 2012. Representatives of KPMG are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they wish to do so.
Fees Paid to Independent Accountants
During fiscal years 2012, 2011 and 2010, the Company retained KPMG as its principal auditors. The independent accountants provided services in the following categories and amounts:

2012	KPMG LLP
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,072,500
Audit-Related Fees(2)	151,800
Tax Fees(3)	—
All Other Fees(4)	20,000
Total Fees for 2012	1,244,300
2011	KPMG LLP
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,084,650
Audit-Related Fees(2)	152,414
Tax Fees(3)	3,722
All Other Fees(4)	20,000
Total Fees for 2011	1,260,786
2010	KPMG LLP
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,011,950
Audit-Related Fees(2)	142,216
Tax Fees(3)	17,366
All Other Fees(4)	25,000
Total Fees for 2010	1,196,532

(1)
Audit fees represent the arranged fees for the years presented, including the annual audit of internal controls as mandated under Sarbanes-Oxley Section 404, and out-of-pocket expenses reimbursed during the respective year.

(2)	Consists of fees paid in connection with the audit of Air Group’s employee benefit plans in all years.

(3)	Consists of fees paid for professional services in connection with tax consulting related to specific aircraft leasing and acquisition matters. These services were pre-approved by the Audit Committee.

(4)
Consists of fees paid for professional services in connection with (i) the audit of passenger facility charges and examination of related controls, and (ii) the examination of agreed-upon procedures for the U.S. Citizenship and Immigration Services.

The Audit Committee has considered whether the provision of the non-audit services referenced above is compatible with maintaining the independence of the Company’s independent accountants, and has determined that it does not impact the independence of the accountants.
Independent Auditor Engagement Policy
The Audit Committee has established and annually reviews an Independent Accountant Engagement Policy designed to ensure that the Company’s independent accountant performs its services independently and with the highest integrity and professionalism. In addition to certain specific prohibited services,the Audit Committee considers whether any service provided by the independent accountants may impair the firm's independence in fact or appearance.

The policy provides that any engagement of the Company’s outside accountant must be consistent with principles determined by the SEC, namely, whether the independent accountant is capable of exercising impartial judgment on all issues encompassed within the accountant’s engagement.
Permitted services under the policy include audit services, audit-related services, certain tax services and certain other services not prohibited by SEC rules or other federal regulations. Before retaining its independent accountant for non-audit services, the Audit Committee will consider factors such as whether the services might compromise the accountant’s independence, whether the accountant is the best provider for the services, and the appropriate proportion of audit to non-audit services.
All services must be pre-approved by the Audit Committee except for certain services other than audit, review, or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its accountant during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.
During fiscal years 2012, 2011 and 2010, there were no such services that were performed pursuant to the “de minimis exception.”

AUDIT COMMITTEE REPORT
The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act, as amended, or incorporated by reference in any document so filed.
Review of Our Company's Audited Financial Statements
The Audit Committee has reviewed and discussed with management and KPMG, the Company's independent accountants, the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.
The Audit Committee has discussed with KPMG the matters required under the statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.
The Committee has also received and reviewed the written disclosures and the KPMG letter required by PCAOB Rule 3526, Communicating with Audit Committees Concerning Independence, and has discussed with KPMG their independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Audit Committee Charter
The Audit Committee has adopted a written charter, which is posted on the Company's website at www.alaskaair.com. It describes the roles of the Audit Committee and the independent accountants (for which the Audit Committee approves the appointment and compensation and whom the Committee oversees). In addition, it describes the Audit Committee's relationship to internal audit and the Committee's responsibilities with regard to assessing the Company's internal controls and enterprise risk.
Audit Committee Independence and Financial Expertise
All members of the Audit Committee meet the independence, financial literacy and experience requirements of the New York Stock Exchange and of the Securities and Exchange Commission. The SEC requires that at least one member qualify as a “financial expert” as defined pursuant to the Sarbanes-Oxley Act. Ms. Bedient's experience as a public company chief financial officer and former partner of a global accounting firm and Mr. Yeaman's experience as a chief financial officer of a public company qualify each of them as financial experts.
Audit Committee of the Board of Directors
Patricia M. Bedient, Chair
Marion C. Blakey, Member(1)
Dennis F. Madsen, Member
Eric K. Yeaman, Member(1)
(1) Ms. Blakey served on the Audit Committee through November 7, 2012, at which time Mr. Yeaman became a member of the Committee.

2012 DIRECTOR COMPENSATION
The following table presents information regarding the compensation paid for 2012 to members of our Board of Directors who are not also our employees (non-employee directors). The compensation paid to Mr. Ayer and Mr. Tilden, who are also our employees, is presented in the Summary Compensation Table and the related explanatory tables. Neither Mr. Ayer nor Mr. Tilden receives additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(2) ($) (d)	Non-Equity Incentive Plan Compen-sation(2) ($) (e)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings(2) ($) (f)	All Other Compen-sation(3) ($) (g)	Total ($) (h)

Patricia M. Bedient	53,008	46,000	—	—	—	5,082	104,090
Marion C. Blakey	50,008	46,000	—	—	—	1,512	97,520
Phyllis J. Campbell	60,008	46,000	—	—	—	26,392	132,400
Jessie J. Knight, Jr.	45,008	46,000	—	—	—	5,191	96,199
R. Marc Langland	45,008	46,000	—	—	—	16,755	107,763
Dennis F. Madsen	45,008	46,000	—	—	—	11,133	102,141
Byron I. Mallott	45,008	46,000	—	—	—	27,964	118,972
J. Kenneth Thompson	50,008	46,000	—	—	—	17,463	113,471
Eric K. Yeaman	22,031	23,000	—	—	—	—	45,031

(1)	Directors received an annual cash retainer of $43,000. In addition, the compensation for non-employee directors included the following:

•	an annual retainer of $10,000 to the Lead Director, who is also the Governance and Nominating Committee chair;

•	an annual retainer of $8,000 to the Audit Committee chair and $5,000 to the Compensation and Leadership Development, Governance and Nominating, and Safety Committee chairs;

•	an annual retainer of $1,000 to non-employee directors for service on the boards of Alaska Airlines or Horizon Air;

•	reimbursement of expenses in connection with attending board and committee meetings as well as expenses in connection with director education.

(2)
In addition to the annual cash retainer, non-employee directors were granted deferred stock units under the 2008 Performance Incentive Plan, with the number of fully vested stock units determined by dividing $46,000 by the closing price of the Company’s common stock on the date of the annual stockholders meeting. The stock units will be paid in shares of common stock on a one-for-one basis following the termination of the director’s service as a member of the Board.

As of December 31, 2012, non-employee directors each held 4,652 fully vested deferred stock units with the exception of Ms. Blakey and Mr. Yeaman, who held 3,270 and 554 fully vested deferred stock units, respectively. See discussion of these awards in Note 11to the Company's Consolidated Financial Statements included as part of the Company's 2012 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. The non-employee directors do not hold any outstanding stock options.

Alaska Air Group directors do not participate in any non-equity incentive compensation plans, nor do they participate in a nonqualified deferred compensation plan. Directors do not receive pension benefits for their service.

(3)
As part of each director's compensation, the non-employee director and the non-employee director's spouse were provided transportation on Alaska Airlines and Horizon Air. Included in the All Other Compensation column for each non-employee director is the incremental cost to the Company of providing these benefits. Positive-space travel is a benefit unique to the airline industry. By providing this travel without tax consequences to non-employee directors, the Company is able to deliver a highly valued benefit at a low cost, and believes this benefit encourages non-employee directors to travel, thus enhancing their connection to the Alaska Airlines and Horizon Air products and services. The All Other Compensation column (g) includes the value of reimbursements for taxes on the transportation benefits provided to each director.

DIRECTOR STOCK OWNERSHIP POLICY
The Company expects directors to act in the Company’s best interests regardless of the number of shares they own. However, in 2012, the Board of Directors revised its share ownership policy for its members. Each non-employee director is expected to hold shares of Company stock having a value equal to at least three times the director’s annual cash retainer, such ownership to be achieved within five years of joining the Board. Deferred stock units held by directors, which are 100% vested at grant, will count toward the holding requirement even though they will not be issued until directors resign from the Board.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A) section of the proxy statement explains how our executive compensation programs are structured and the Compensation and Leadership Development Committee's rationale for decisions regarding pay level and mix.
Executive Summary
This CD&A contains a discussion of the material elements of compensation earned during 2012 by the Company's Named Executive Officers listed in the Summary Compensation Table: Bradley D. Tilden, president and chief executive officer of Alaska Air Group beginning May 2012; Brandon S. Pedersen, chief financial officer of Alaska Air Group; Keith Loveless, general counsel and corporate secretary of Alaska Air Group; Glenn S. Johnson, president of operating subsidiary Horizon Air Industries and executive vice president of Alaska Air Group; Benito Minicucci, chief operating officer of Alaska Airlines; and William S. Ayer, chief executive officer until May 2012. The CD&A includes a discussion of the following:

•	Objectives of our Executive Compensation Program

•	Our Compensation Philosophy

•	How Executive Compensation is Determined

•	Current Executive Pay Elements

-	Base Pay, Including Peer Group CEO Pay Comparisons

-	Performance-Based Annual Pay

-	Long-Term Equity Pay

-	Perquisites, Retirement Benefits and Deferred Compensation

•	Changes in Compensation in Connection with Leadership Transition

•	Policies on Executive Stock Ownership and Prohibition of Speculative Transactions

•	Recoupment of Certain Compensation Payments

•	Agreements Regarding Change in Control and Termination
The structure of the Company's executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. Because the Named Executive Officers are primarily responsible for the overall execution of the Company's strategy, a high percentage of their total direct compensation is variable and tied to Company performance, thereby providing incentives to achieve goals that help create value for stockholders. Highlights of the program include:

•
For 2012, the Committee approved target-level compensation for Mr. Tilden that is 89% variable and tied to stockholder value creation. Included in Mr. Tilden's 2012 compensation is a one-time grant of performance stock units in connection with his election to CEO. With respect to the other Named Executive Officers (with the exception of Mr. Ayer, who served only a partial year as CEO), the Committee approved target compensation that is, on average, 70% variable and tied to stockholder value creation.

•
Executives' bonuses under the Company's annual incentive program are based on the achievement of specific performance objectives (broadly applicable to all employees) that are established at the beginning of the fiscal year by the Committee and are capped at a specified maximum amount. As illustrated in the "2012

Performance-Based Pay Calculation" table, the annual incentive plan paid out above target this year primarily as a result of record profitability and excellent safety and customer satisfaction scores.

•
Executives' equity incentive awards generally consist of a combination of stock options, time-based restricted stock unit awards, and restricted stock unit awards that vest only if specified performance levels are achieved. For 2010 and 2011, annual performance-based awards vest based on the Company's total shareholder return relative to that of a peer group of companies. For 2012, the vesting of these awards is based 50% on shareholder return relative to a peer group and 50% relative to the Standard and Poors 500 Index. Tying these rewards to total stockholder return ensures that an executive's opportunity to benefit under the award is directly linked to the creation of value for stockholders. To further enhance the link between the interests of executives and stockholders, all of the Company's elected officers are expected to hold, at a minimum, a specified level of Company stock as set forth in the Company's stock ownership policy. As of the record date, Mr. Tilden held Company stock valued at more than ten times his annual salary, exceeding the holding requirement set in the stock ownership policy.

The Compensation and Leadership Development Committee has reviewed its compensation programs for executives and for non-executives and believes that compensation is structured in a way that does not create risks that would be reasonably likely to have a material, adverse effect on the Company.
Objectives of our Executive Compensation Program
The objectives of the executive compensation programs, as determined by the Alaska Air Group Board Compensation and Leadership Development Committee, are as follows:

•
to attract and retain highly qualified executives who share the Company's values and commitment to its strategic plan by designing the total compensation package to be competitive with an appropriate peer group;

•
to motivate executives to provide excellent leadership and achieve Company goals by linking incentive pay to the achievement of specific targets that are reflected in the short-term incentive Performance-Based Pay Plan and the Company's strategic plan;

•
to align the interests of executives, employees, and stockholders by tying a large portion of our executives' total direct compensation (defined as base salary, short-term incentive pay and equity awards) to the achievement of objective goals related to the Company's financial performance, safety record, cost structure, and customer satisfaction; and

•	to provide executives with reasonable security to motivate them to continue employment with the Company and achieve goals that will help the Company remain competitive and thrive for the long term.
Compensation Philosophy
For the Named Executive Officers, the Compensation and Leadership Development Committee will generally set base salary at approximately the 25th percentile and provide executives an opportunity to achieve total direct compensation at the 50th percentile if annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded. Base salary for other elected officers will be targeted between the 25th and the 50th percentiles with an opportunity to earn total direct compensation at the 50th percentile if annual and long-term incentives are reached, and to surpass the 50th percentile if those targets are exceeded.
How Executive Compensation is Determined
The Role of the Compensation and Leadership Development Committee and Consultants
The Compensation and Leadership Development Committee determines and approves the Named Executive Officers' compensation. For 2012, the Committee retained Mercer Consulting, LLP (Mercer), a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee with its responsibilities related to the Company's executive and board of director compensation programs. In addition to serving as consultant to the Committee, Mercer also provided other services to the Company relating to the Company's employee benefit plans, including broad-based plans maintained for the benefit of employees generally as well as certain supplemental retirement plans maintained for the Company's executive officers and other highly compensated employees. In 2012, Mercer received approximately $95,000 from the Company in connection with its consulting services for the Committee and approximately $760,600 for other services related to Company benefit plans, of which approximately $388,000 was for services related to broad-based plans maintained for employees generally. The decision to engage Mercer to provide these other services was made by management. Although the Committee did not specifically approve all of these engagements, the Committee believes that the additional services provided by Mercer with respect to the Company's benefit plans do not prevent Mercer from being objective in its work for the Committee for the following reasons:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•
Mercer's professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering advice or recommendations;

•	the consultant has direct access to the Committee without management intervention; and

•	the Committee has sole authority to retain and terminate the consultant.
In addition to considering the value of other services Mercer provides the Company and the safeguards maintained by Mercer to prevent a conflict of interest, the Committee also took into consideration the fact that the total fees paid by the Company represent less than 0.1% of 2012 total annual revenues for Mercer's parent company, Marsh & McLennan; that the Mercer consultants retained by the Committee have no material business or personal relationship with any member of the Committee or with any executive officer of Alaska Air Group; and that the Mercer consultants do not own shares of Alaska Air Group common stock.
Notwithstanding the Committee's opinion that 1) Mercer is organized to prevent a conflict of interest, and 2) using the value of other services provided as a one-dimensional measure does not in itself constitute a good test of independence, beginning in 2013, the Committee has retained Meridian Compensation Partners, LLC as its independent compensation consultant. Meridian provides no other services to the Company.
When determining executive compensation, the Committee considers input from a variety of sources as well as several other factors described below.
How the Elements of Our Executive Compensation Program Were Selected
The Compensation and Leadership Development Committee conducts periodic reviews of the Company's executive compensation to ensure that it is structured to satisfy the Committee's objectives. The Committee considers how each component of compensation motivates executives to help the Company achieve its performance goals and how it promotes retention of executives who share the Company's values. The compensation structure is designed to promote initiative, resourcefulness and teamwork by key employees whose performance and responsibilities directly affect the performance of the business.
The Committee uses both fixed compensation and variable performance-based compensation to achieve a balanced program that is competitive and provides appropriate incentives. Base salaries, benefits, perquisites, retirement benefits, and change-in-control benefits are intended to attract and retain highly qualified executives and are paid out on a short-term or current basis. Annual incentives and long-term equity-based incentives are intended to motivate executives to achieve specific performance objectives.
The Committee believes that this mix of short-term and long-term compensation allows it to achieve dual goals of attracting and retaining highly qualified executives and providing meaningful performance incentives for those executives.

Deterrents to Excessive Risk Taking
The Compensation and Leadership Development Committee believes it has designed the overall compensation program in such a way as to deter excessive risk taking, to encourage executives to focus on the long-term success of the Company and to align the interests of executives with those of stockholders by:

•	encompassing several different financial and operational goals;

•	overlapping the performance periods of awards;

•	incorporating short-term and long-term performance periods of varying lengths;

•	capping short-term cash incentives;

•	allowing Committee discretion to reduce amounts otherwise payable under certain awards;

•	scaling compensation to our industry;

•	considering internal equity among Company executives; and

•	reflecting the current business challenges facing the Company.
Executive Pay Mix and the Emphasis on Variable Pay
The Compensation and Leadership Development Committee believes that emphasis on variable compensation at the senior executive levels of the Company is a key element in achieving a pay-for-performance culture and in aligning management's interests with those of the Company's stockholders. At the same time, the Committee believes that the executive compensation program provides meaningful incentives for executives while balancing risk and reward. When determining target executive pay, the Committee attempts to ensure that compensation is closely aligned with the overall strategy of the Company and that it motivates executives to achieve superior performance and stockholder returns.
Total direct compensation for our Named Executive Officers is tailored to place a substantial emphasis on pay that is variable and tied to performance objectives. For 2012, the Committee approved target-level compensation for Mr. Tilden that is 89% variable and tied to stockholder value creation. With respect to the other Named Executive Officers (with the exception of Mr. Ayer), the Committee approved target compensation that is on average 70% variable and tied to stockholder value creation. Mr. Ayer was CEO through May 15, 2012, after which he served as executive chairman of the Board. His compensation was reduced in light of the mid-year change in his responsibilities, and his target compensation for 2012 was 58% variable.

The Use of Benchmarking Against a Peer Group
Periodically, the Committee reviews and analyzes total direct compensation at the executive level. In analyzing the Named Executive Officers' compensation for 2012, the Committee reviewed the total direct compensation for executives of a peer group of air carriers excluding the companies that ceased reporting compensation data because they were no longer public.
The following companies represent the peer group selected by the Committee as a comparator for determining appropriate compensation levels for 2012:

•	Air Canada

•	Allegiant

•	AMR Corporation

•	Delta Air Lines

•	Hawaiian Holdings

•	JetBlue Airways

•	Republic Airways Holdings

•	SkyWest

•	Southwest Airlines

•	United Airlines/Continental

•	US Airways Group

•	WestJet
In general, the Company's executive compensation program is designed to achieve total direct compensation at the 50th percentile of the peer group data for named executive officers.
The Committee chose to include the companies named above in its peer group for the following reasons:

•	They represent a group of sufficient size to present a reasonable indicator of executive compensation levels.

•	They are in the airline industry and their businesses are similar to the Company's business.

•	The median annual revenue of this group approximates the Company's annual revenue.

•	The Company competes with these peer companies for talent to fill certain key, industry-related executive positions.
The Application of Internal Equity Considerations
In addition to benchmarking against an industry peer group, the Committee believes it is appropriate to consider other principles of compensation, and not accept “benchmarking” data as the sole basis for setting compensation levels. Thus, while the Committee has considered peer group data as described above, it has also applied other compensation principles, most notably internal equity, when determining executive compensation. At current levels and excluding the one-time performance award in connection with his election, Mr. Tilden's total direct compensation represents approximately two times the average total direct compensation at the executive vice president level, and approximately five times that of the vice president level. Including his one-time performance award, the CEO's total direct compensation for 2012 represents approximately five times that of the executive vice president level and eight times that of the vice president level. By considering internal equity, the Committee remains mindful of the ratio of CEO-to-employee pay and, as a result, is able to structure executive compensation in a way that is less susceptible to sudden, temporary changes in market compensation levels.
The Use of Tally Sheets
Annually, the Committee reviews tally sheets that show each element of compensation for Named Executive Officers. Base salaries, incentive plan payments, equity awards, equity exercises, perquisites, and health and retirement benefits are included on tally sheets, which are prepared by the Company's corporate affairs and human resources departments. The Committee has used the tally sheets to verify that executive compensation is internally equitable and proportioned according to the Committee's expectations.
The Use of Performance Measures
The Committee uses objective performance goals in the Performance-Based Pay Plan (annual cash incentive plan). The Committee also applies performance measures as a basis for determining a significant percentage of long-term equity awards. Annual incentives and long-term incentives are intended to motivate executives to achieve superior performance levels by setting goals that are tied to the Company's strategic plan and by linking executives' compensation to long-term stockholder gain. All employee groups at the Company participated in the Performance-Based Pay Plan during 2012. The Committee believes that tying incentive pay to shared performance targets motivates all employees across the Company to achieve the same goals.

Consideration of Say-on-Pay Advisory Vote
At the May 2012 annual meeting, 97% of votes cast indicated approval of the advisory say-on-pay proposal in connection with the discussion of 2011 compensation. The Committee believes that the vote outcome is an indication that stockholders generally approve of the structure of executive compensation at Alaska Air Group and, therefore, the Committee structured executive compensation for 2012 in a way that is generally consistent with 2011. Stockholders will have an opportunity annually to cast an advisory vote in connection with executive compensation.
Current Executive Pay Elements
Base Pay
In general, for Named Executive Officers, the Committee targets base salary levels at the 25th percentile based on peer group data identified in the review described in this discussion. For other vice president-level executives, the Committee targets base salary levels between the 25th and 50th percentiles.
The Committee assesses each executive's duties and scope of responsibilities, past performance and expected future contributions to the Company, the market demand for the individual's skills, the individual's influence on long-term Company strategies and success, the individual's leadership performance, and internal equity considerations.
In February 2012, the Committee approved base salary of $425,000 for Mr. Tilden, which was below the 25th percentile of salaries for CEOs in the peer group. The chart below depicts CEO base salaries at airline peer group companies.
 CEO Base Pay Comparisons (Airlines)

2012 Base Salary
Alaska Air Group	$425,000
Base Salary (Air Group peers)*
Air Canada	$809,000
Allegiant**	$0
AMR Corporation	$620,000
Delta Air Lines	$600,000
Hawaiian Holdings	$600,000
JetBlue Airways	$600,000
Republic Airways Holdings	$401,000
SkyWest	$400,000
Southwest Airlines	$649,000
United Airlines/Continental	$975,000
US Airways Group	$550,000
WestJet	$557,000
Average Base Salary** (Air Group peers)	$632,000
*Amounts are derived from the most recent compensation data available as of the date of this Proxy Statement. In most cases, this is the 2011 base salary as reported in the respective company's 2012 proxy statement.
**Allegiant's CEO was granted substantial equity in lieu of base salary; therefore, Allegiant is not included in the average for base salary.
The Committee believes it is appropriate to target the 25th percentile for base salary levels of the other Named Executive Officers, with the opportunity to earn market-level compensation through short- and long-term incentive plans that pay when performance objectives are met or to exceed market levels when performance objectives are exceeded. In 2012, the Named Executive Officers received adjustments to base salary based on market considerations and changes in their roles.

Performance-Based Annual Pay
The Company's Named Executive Officers are eligible to earn annual incentive pay under the Performance-Based Pay Plan, which is intended to motivate executives and other employees to achieve specific Company goals. All of the Company's employee groups participated in the Performance-Based Pay Plan during 2012. The Committee aligns executive compensation with the Company's strategic plan by choosing a target performance level for each operational or financial goal (outlined in the "2012 Performance-Based Pay Metrics" table below) that is consistent with the Company's strategic plan goals.
Each participant in the Performance-Based Pay Plan is assigned a target participation level that is at about the median level of target participation levels for similarly situated executives within the Company's peer group and is expressed as a percentage of the participant's base salary. For the Named Executive Officers, the 2012 target participation levels are as follows:
2012 Performance-Based Pay Plan Participation Rates

Name	Target Participation as % of Base Salary
Bradley D. Tilden	100%
Brandon S. Pedersen	75%
Keith Loveless	75%
Glenn S. Johnson	75%
Benito Minicucci	75%
William S. Ayer	N/A
Incentive award payments may range from zero to 200% of the Named Executive Officers' target based on the achievement of objective performance standards set by the Committee at the beginning of each year. For each performance metric, performance at the target level will generally result in a 100% payout of the target amount for that metric, while the payout is generally 200% for performance at or above the maximum level and 25% for performance at the threshold level. The payout percentages are interpolated for performance between the levels identified below, but if performance for a particular metric is below the threshold level, no payment will be made as to that metric. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid. For 2012, the Performance-Based Pay Plan metrics were set as follows:
2012 Performance-Based Pay Metrics

Goal	Weight	Threshold		Target		Maximum
		Alaska	Horizon	Alaska	Horizon	Alaska	Horizon
Operational Performance
Safety	10%
Risk Level 3+ Events*		≤ 7.0	≤ 7.0	≤ 5.5	≤ 5.5	≤ 3.0	≤ 3.0
Employee Engagement/Customer Satisfaction	10%
Measured by the number of months we exceed our monthly customer satisfaction goal		5 mos.	5 mos.	8 mos.	8 mos.	11 mos.	11 mos.
CASM	10%
Cost per available seat mile excluding fuel and special items		7.55 ¢	12.2¢	7.45¢	12.0¢	7.35¢	11.8¢
Alaska Air Group Profitability
Adjusted Pretax Profit**	70%	$250 million		$475 million		$700 million
*Safety Risk Level 3+ events are measured per 10,000 departures. These are events that elevate risk to the operation and include such things as significant damage to aircraft or other assets, injuries to employees or customers, or a significant reduction in safety.
**Adjusted pre-tax profit means the net income of Alaska Air Group as computed by Generally Accepted Accounting Principles (GAAP) and adjusted for “Excluded Items” and “Alternative Accounting Treatments.” “Excluded Items” means

(a) income taxes, (b) pretax expense under any Alaska Air Group (or subsidiary) profit sharing, performance-based pay, operational performance rewards, variable pay, or similar programs as determined in the discretion of the Compensation and Leadership Development Committee, and (c) special income or expense items that, in the discretion of the Committee, should be excluded because recognizing them would not appropriately serve the goals of the Plan. These may include, without limitation, gain or loss on disposition of capital assets, impairments or other fleet exit costs, expenses from voluntary or involuntary severance programs, government refunds or assistance, and the cumulative effect of accounting changes. “Alternative Accounting Treatments” means expense or income items that, for purposes of calculating adjusted pre-tax profit, the Company (or any subsidiary) will account for based on non-GAAP methods because, in the discretion of the Committee, using GAAP accounting methods would not appropriately serve the goals of the Plan. These may include, without limitation, fuel hedge accounting on an as-settled basis.
Annual target performance measures reflect financial and operational goals that are consistent with the strategic plan. Maximum goals reflect superior performance, while threshold goals generally reflect an acceptable but minimal level of improvement over the prior year's performance. The 2012 Alaska Air Group profitability target of $475 million corresponded to a forecasted 2012 return on invested capital (ROIC) of 10.4%. The Company's goal is to achieve an average 10% ROIC over the business cycle, which the Company believes will allow it to grow profitably. The safety and employee engagement measures were set at levels the Committee believes will drive continuous improvement and maintain the Company's reputation as a leader in the industry in these areas. The cost per available seat mile excluding fuel and special items (CASM) metric was similarly chosen to support the Company's achievement of its strategic plan. The non-ticket passenger revenue modifier (shown below) is aligned with Alaska Air Group's overall operational performance goals and helps balance the incentives in the Performance-Based Pay Plan.
The Committee believes that using adjusted measures, such as CASM (excluding fuel and special items) and adjusted pre-tax profit, rather than GAAP measures more closely ties results to elements of performance that can be controlled by the decisions and actions of employees, thereby providing a more direct link between performance and reward. In addition, by removing the short-term impact of certain business decisions (such as the gain or loss on disposition of capital assets), the use of adjusted measures encourages executives to make decisions that are in the best interest of the Company over the long term.
A modifier feature of the Performance-Based Pay Plan provides the opportunity to add or subtract up to ten percentage points based on Alaska Air Group's non-ticket passenger revenue per passenger. Non-ticket passenger revenue includes fees for such things as first-class upgrades, baggage, ticketing changes, onboard food and beverage, and other services not included in the base fare. This measure was intended to reinforce the Company's 2012 strategic goal of increasing revenues. The non-ticket passenger revenue modifier is aligned with each subsidiary's operational performance goals and helps balance the incentives in the Performance-Based Pay Plan. The performance measures are detailed below:
2012 Modifier to Performance-Based Pay

Alaska Air Group Non-Ticket Passenger Revenue Per Passenger Performance Goal
-10 pts	-8 pts	-6 pts	-4 pts	-2 pts	No Adj.	+2 pts	+ 4 pts	+6 pts	+8 pts	+10 pts
11.20	11.30	11.40	11.50	11.60	11.70	11.80	11.90	12.00	12.10	12.20
Following is an example of the calculation of the 2012 Performance-Based Pay Plan payout for an Alaska Airlines executive:

2012 Performance-Based Pay Calculation*

Metrics	Actual	% of Target Achieved	Weight	Payout %
Safety Risk Level 3+ Events	1.0	200.0%	10.0%	20.0%
Employee Engagement/Customer Satisfaction	12 months	200.0%	10.0%	20.0%
CASM	7.56¢	—	10.0%	—
Alaska Air Group Profitability	$645 million	175.6%	70.0%	122.9%
Non-Ticket Passenger Revenue Modifier	$11.70	—		—

Total Payout %				162.9%
Participation Rate**			x	75.0%
Payout as a % of Base Salary			=	122.2%
*Based on Alaska Airlines' performance.
**Participation rates vary by position. The participation rate used in this example is for one of the Named Executive Officers.
The Performance-Based Pay Plan has paid out as follows since its inception:
In addition, all of the Company's employees, including the executive officers, participate in a separate incentive plan called Operational Performance Rewards, which pays a monthly incentive of $100 to all employees when certain operational performance targets are met. Awards are based on the achievement of on-time performance and customer satisfaction goals, and the maximum annual payout for each employee is $1,200.
Long-Term Equity-Based Pay
Long-term equity incentive awards that link executive pay to stockholder value are an important element of the Company's executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods. The awards are designed to discourage short-term risk taking and are primarily intended to align Named Executive Officers' interests with those of stockholders. In addition, equity awards help attract and retain top-performing executives who fit a team-oriented and performance-driven culture.
Stock Options
The Company grants a portion of its long-term incentive awards to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company's common stock on the grant date. Thus, the Named Executive Officers will realize value from their stock options only to the degree that Air Group stockholders would realize value if they purchased shares and held them for the same period the executive holds his or her stock options. The stock options also function as a retention incentive for executives, as they generally vest ratably over a four-year period on each anniversary of the grant date.
Restricted Stock Units
The Company also grants long-term incentive awards to Named Executive Officers in the form of restricted stock units. Subject to the executive's continued employment with the Company, the restricted stock units generally vest on the third anniversary of the date they are granted and, upon vesting, are paid in shares of Air Group common stock. The units provide a long-term retention incentive through the vesting period that is not dependent solely on stock price appreciation. The units are designed to further link executives' interests with those of Air Group's stockholders, as the value of the units is based on the value of Air Group common stock.
Performance Stock Units
The Company also grants the Named Executive Officers performance stock units annually as part of the long-term equity-based incentive program. The performance stock units vest only if the Company achieves performance goals established by the Committee for the performance period covered by the award. Performance stock units also provide a retention incentive as the executive generally must be employed through the performance period for the units to vest.
Grants were made for the three-year performance periods beginning in January 2010, 2011 and 2012. In 2010 and 2011, performance stock units were tied to total shareholder return (TSR) as compared to an industry peer group. These performance stock units help to further link the interests of executives with those of our stockholders as the vesting of the units depends on the Company's TSR, and the ultimate value of any portion of the award that vests depends on the value of the Company's common stock. Beginning in 2012, performance stock unit awards were based 50% on the Company's TSR performance relative to S&P 500 companies and 50% relative to the following industry peer group: Air Canada, Allegiant, AMR Corporation, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Republic Airways Holdings, SkyWest, Southwest Airlines, United Airlines/Continental, US Airways Group, and WestJet. (The Committee may adjust the peer group as it deems appropriate or if one or more of the peer airlines cease to be publicly traded companies.)
The Committee chose TSR as the performance measure for these awards to provide additional incentive for executives to help create stockholder value. Given the nature of the airline business, the Committee believes that measuring TSR on a relative basis rather than on an absolute basis provides a more relevant reflection of the Company's performance by mitigating the impact of various macro-economic factors that tend to affect the entire industry and that are largely beyond the control of executives. The Committee believes that also measuring the Company's performance relative to the broad market encourages executives to manage the Company in such a way as to attract a broader range of investors. The percentage of the performance stock units that vest may range from 0% to 200% of the target number of units subject to the award, depending on the Company's goals for the performance period.
Equity Award Guidelines
The Committee considers and generally follows equity grant guidelines that are based on the target total direct compensation levels and pay mix described above. Target equity grants, when combined with the base salary and annual target incentive opportunity described above, are designed to achieve total direct compensation at the 50th percentile of the peer group data for Named Executive Officers. The Committee may adjust equity grants to the Named Executive Officers above or below these target levels based on the Committee's general assessment of:

•	the individual's contribution to the success of the Company's financial performance;

•	internal pay equity;

•	the individual's performance of job responsibilities; and

•	the accounting impact to the Company and potential dilution effects of the grant.
The Committee believes that stock options, time-based restricted stock units and performance stock units each provide incentives that are important to the Company's executive compensation program as a whole. Therefore, the Committee generally allocates approximately the same amount of grant-date value (based on the principles used in the Company's financial reporting) of each executive's total equity incentive award to each of these three types of awards.
2012 Equity Awards
For 2012, the guidelines applied to the Named Executive Officers are noted in the table below:
Equity Award Guidelines

	Equity Target as a % of Base Pay	Equity Mix
Name		Stock Options	Restricted Stock Units	Performance Stock Units
Bradley D. Tilden	300%	34%	33%	33%
Brandon S. Pedersen	150%	34%	33%	33%
Keith Loveless	200%	34%	33%	33%
Glenn S. Johnson	200%	34%	33%	33%
Benito Minicucci	200%	34%	33%	33%
William S. Ayer	N/A*		100%
*Mr. Ayer received a grant of restricted stock units valued at $46,000, which is the same value of the stock units awarded to other board members as part of their annual director compensation.
Special Equity Awards
The Committee retains discretion to make other equity awards at such times and on such terms as it considers appropriate to help achieve the goals of the Company's executive compensation program.
In 2012, the Committee awarded Mr. Tilden an additional 45,460 performance stock units in connection with his election as CEO of the Company. The award, which was included with Mr. Tilden's annual grant and has a three-year performance period, represents four times Mr. Tilden's 2012 base salary if target goals are met, and can range from 0% if threshold performance is not reached to 200% of target if maximum performance is achieved. The performance goals are based 50% on TSR relative to the Company's peer group and 50% on TSR relative to the Standard and Poors 500 Index, and are designed to pay out in proportion to the degree to which similarly invested stockholders would be rewarded.
In 2013, the Committee made a one-time special performance award to certain key executives of the Company, including Mr. Pedersen. The award represents approximately two times base salary at target and is designed to motivate executives to achieve specific financial and operational results that will drive superior financial results over the three-year period ending December 2015. Payouts under the terms of the award are tied to ROIC, unit cost and on-time performance goals and are aligned with the Company's long-term strategic plan.
Perquisites and Personal Benefits
An annual amount equal to 12% of base salary is paid to each Named Executive Officer in lieu of all perquisites except for travel, life insurance, health exams, and accidental death and dismemberment insurance.
Retirement Benefits/Deferred Compensation
The Company provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Retirement Plan for Salaried Employees (the “Salaried Retirement Plan”) and the Company's 401(k) plans are tax-qualified retirement plans that Mr. Tilden,

Mr. Loveless, Mr. Johnson and Mr. Ayer participate in on substantially the same terms as other participating employees. Due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be provided to these executives under the Salaried Retirement Plan are required to be limited. An unfunded defined-benefit plan, the 1995 Elected Officers Supplementary Retirement Plan (the “Supplementary Retirement Plan”), provides make-up benefits plus supplemental retirement benefits. In lieu of the supplementary retirement defined-benefit plan, Mr. Pedersen and Mr. Minicucci participate in a defined-contribution plan under the Company's Nonqualified Deferred Compensation Plan and the Company's Supplementary Retirement Defined Contribution Plan.
The Named Executive Officers are also permitted to elect to defer up to 100% of their annual Performance-Based Pay payments under the Company's Nonqualified Deferred Compensation Plan. The Company believes that providing deferred compensation opportunities is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred. The interest earned on this deferred compensation is similar to what an ordinary investor could earn in the market.
Please see the tables under “Pension and Other Retirement Plans” and “2012 Nonqualified Deferred Compensation” and the information following the tables for a description of these plans.
Changes in 2012 Compensation in Connection with Leadership Transition
Mr. Tilden was elected CEO effective May 15, 2012, replacing Mr. Ayer, who continues to serve as executive chairman of the Board. In connection with Mr. Tilden's election, the Committee approved an award of performance stock units with a grant date fair value equal to 400% of his base salary. The Committee set Mr. Ayer's 2012 annual salary at $103,000, commensurate with the reduction in his responsibilities during the leadership transition. Mr. Ayer continues to be eligible to receive annual equity awards, but at a level consistent with the value of equity received by the Company's non-employee board members.
Stock Ownership Policy
The Compensation and Leadership Development Committee believes that requiring significant stock ownership by executives further aligns their interests with those of long-term stockholders. In 2012, the Committee revised the Company's stock ownership policy for elected officers. Under the revised policy, within five years of election, each executive officer must beneficially own a number of shares of the Company's common stock with a fair market value equal to or in excess of a specified multiple of the individual's base salary as follows:

•	the CEO is required to acquire and hold Company stock with a value of five times base salary; and

•	the other Named Executive Officers are required to acquire and hold Company stock with a value of two to three times base salary, depending on their respective levels of responsibility.
Executives are required to retain 50% of any shares of common stock acquired in connection with the vesting of restricted stock units and performance stock units until the holding target is reached. Unexercised stock options, unvested restricted stock units and unvested performance stock units do not count toward satisfaction of the ownership requirements. The Committee reviews compliance with this requirement annually.
Prohibition of Speculative Transactions in Company Securities
Our insider trading policy prohibits our executive officers, including the Named Executive Officers, from engaging in certain speculative transactions in the Company's securities, including engaging in short-term trading, short sales, publicly traded options (such as puts, calls or other derivative securities), margin accounts, pledges or hedging transactions.

Recoupment of Certain Compensation Payments
The Compensation and Leadership Development Committee has adopted a policy whereby, in such circumstances as it, in its sole discretion, determines to be appropriate, it will obtain reimbursement or effect cancellation of all or a portion of any short- or long-term cash or equity incentive payments or awards to an individual who qualifies as an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 where: (1) such payment or award of cash or shares was made on or after the effective date of this policy; (2) the amount of or number of shares included in any such payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to the individual's fraudulent or grossly negligent act or omission; (3) a lesser payment or award of cash or shares would have been made to the individual based upon the restated financial results; and (4) the payment or award of cash or shares was received by the individual prior to or during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated.
Agreements Regarding Change in Control and Termination
The Company has change-in-control agreements with the Named Executive Officers that provide for severance benefits if the executive's employment terminates under certain circumstances in connection with a change in control.
The Company has entered into change-in-control agreements with these executives because it believes that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty and disruption during a critical time for the Company. The payment of cash severance benefits under the agreements is triggered if two conditions are met: (1) actual or constructive termination of employment and (2) the consummation of a change-in-control transaction. The Committee believes that Named Executive Officers should be entitled to receive cash severance benefits only if both conditions are met. Once the change-in-control event occurs, the Named Executive Officer's severance and benefits payable under the contract begin to diminish with time so long as the executive's employment continues, until ultimate expiration of the agreement 36 months later. In November 2007, the Committee amended its policy regarding the provision of payments to executive officers for excise taxes imposed under Section 280G such that any new agreements between the Company and its executives will not include reimbursement for Section 280G excise taxes. In February 2013, the Committee further revised existing agreements to eliminate any grandfathered provisions that could have resulted in a reimbursement for Section 280G excise taxes. Therefore, none of the Company's change-in-control agreements provide for reimbursement for excise taxes.
Policy with Respect to Section 162(m)
Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting certain compensation over $1 million paid to its CEO and certain other executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Committee strives whenever possible to structure its compensation plans such that they are tax-deductible, and it believes that a substantial portion of compensation paid under its current program (including the annual incentives, performance stock units and stock option grants described above) satisfies the requirements under Section 162(m). However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. For 2012, the Company believes that no portion of its tax deduction for compensation paid to its Named Executive Officers will be disallowed under Section 162(m).

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT(1)
The Compensation and Leadership Development Committee has certain duties and powers as described in its charter. The Committee is currently composed of three non-employee directors who are named at the end of this report, each of whom is independent as defined by the NYSE listing standards.
The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company's 2012 Annual Report on Form 10-K on file with the SEC and the Company's 2013 Proxy Statement.
Compensation and Leadership Development Committee of the Board of Directors
J. Kenneth Thompson, Chair
R. Marc Langland, Member
Dennis F. Madsen, Member

(1)
SEC filings sometimes incorporate information by reference. This means the Company is referring you to information that has previously been filed with the SEC and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation and Leadership Development Committee members whose names appear on the Compensation and Leadership Development Committee Report above were members during all of 2012. No member of the Committee during 2012 is or has been an executive officer or employee of the Company or has had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. During 2012, none of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity where the entity's executive officers also served as a director or member of the Company's Compensation and Leadership Development Committee.

2012 SUMMARY COMPENSATION TABLE
The following table presents information regarding compensation of the CEO, the former CEO, the CFO and the three other most highly compensated executive officers for services rendered during 2012. These individuals are referred to as the Named Executive Officers in this Proxy Statement. As noted above, Mr. Ayer stepped down as CEO of the Company and its subsidiary carriers, effective at the 2012 annual meeting, and was succeeded in those positions by Mr. Tilden.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Compen-sation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings(3) ($) (h)	All Other Compen-sation(4) ($) (i)	Total ($) (j)

Bradley D. Tilden	2012	419,614	—	3,160,012	442,002	684,528	883,208	102,008	5,691,372
President and CEO,	2011	388,269	—	649,780	336,498	445,649	543,728	87,040	2,450,964
Alaska	2010	370,961	—	578,724	274,345	594,627	319,527	80,522	2,218,706

Brandon S. Pedersen	2012	277,692	—	319,162	145,343	340,308	—	116,999	1,199,504
VP/Finance	2011	260,961	—	176,544	91,052	229,585	—	113,149	871,291
and CFO, Alaska	2010	219,389	—	198,010	46,205	269,578	—	89,003	822,185

Keith Loveless(5)	2012	333,462	—	508,063	144,945	360,836	791,793	73,293	2,212,392
Exec VP and General
Counsel, Alaska

Glenn S. Johnson(6)	2012	320,308	—	517,034	222,992	392,414	564,533	77,203	2,094,484
President, Horizon Air	2011	308,846	—	416,840	214,435	306,889	513,009	74,207	1,834,226
Exec VP, Air Group	2010	299,999	—	1,450,732	176,880	421,269	351,001	68,889	2,768,770

Benito Minicucci	2012	314,038	—	603,820	274,758	384,706	—	120,402	1,697,724
Exec VP/Operations	2011	293,846	—	490,400	257,322	297,958	—	126,567	1,466,093
and COO, Alaska	2010	280,961	—	352,556	167,856	397,776	—	118,663	1,317,812

William S. Ayer	2012	150,538	—	47,120	—	250	422,600	54,941	675,449
Executive Chair and	2011	410,154	—	821,420	425,571	553,577	611,999	93,209	2,915,930
Former CEO, Alaska	2010	395,385	—	1,120,197	697,052	745,314	305,617	93,785	3,357,350

(1)
The amounts reported in Columns (e) and (f) of the Summary Compensation Table above reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 11 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted in 2012 to the Named Executive Officers, please see the discussion under “2012 Grants of Plan-Based Awards” below.

The amounts reported in Column (e) of the table above also include the grant date fair value of performance-based stock unit awards granted in 2010, 2011 and 2012 to the Named Executive Officers based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The following table presents the aggregate grant date fair value of these performance-based awards included in Column (e) for 2010, 2011 and 2012, and the aggregate grant date value of these awards assuming that the highest level of performance conditions will be achieved.

	2010 Performance Awards		2011 Performance Awards		2012 Performance Awards
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)
	($)	($)	($)	($)	($)	($)
Bradley D. Tilden	289,362	578,724	324,890	649,780	2,153,080	4,306,160
Brandon S. Pedersen	48,892	97,784	88,272	176,544	140,600	281,200
Keith Loveless(5)					140,600	281,200
Glenn S. Johnson(6)	1,264,476	1,450,732	208,420	416,840	212,800	425,600
Benito Minicucci	176,278	352,557	245,200	490,400	266,000	532,000
William S. Ayer	372,512	745,024	410,710	821,420	—	—

(2)	Non-Equity Compensation includes Performance-Based Pay compensation and Operational Performance Rewards, further described in the Compensation Discussion and Analysis section.

(3)
The amount reported in Column (h) of the Summary Compensation Table above reflects the year-over-year change in present value of accumulated benefits determined as of December 31 of each year for the Retirement Plan for Salaried Employees and the Officers Supplementary Retirement Plan (defined-benefit plan) as well as any above-market earnings on each Named Executive Officer’s account under the Nonqualified Deferred Compensation Plan. The increase in pension value during 2012 was significantly higher than usual because interest rates used to calculate the net present value of future payments fell significantly from the prior year. The number included in Column (h) is an estimate of the value of future payments and does not represent value received during 2012. If interest rates rise in future years, the change in the net present value of future payments would decrease and may even be negative. For Mr. Minicucci and Mr. Pedersen, Company contributions to the Defined-Contribution Officers Supplementary Retirement Plan (DC-OSRP) in lieu of the defined-benefit plan are reported in Column (i) and detailed in the table in Footnote (4) below.

(4)
The following table presents detailed information on the types and amounts of compensation reported for the Named Executive Officers in Column (i) of the Summary Compensation Table. For Column (i), each perquisite and other personal benefit is included in the total and identified and, if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and other benefits for that officer, is quantified in the table below. All reimbursements of taxes with respect to perquisites and other benefits are identified and quantified. Tax reimbursements are provided for travel privileges unique to the airline industry. Also included in the total for Column (i) are the Company’s incremental cost of providing flight benefits, annual physical, and accidental death and dismemberment insurance premiums. By providing positive-space travel without tax consequences to Named Executive Officers, we are able to deliver a highly valued benefit at a low cost to the Company. In addition, we believe that this benefit provides the opportunity for Named Executive Officers to connect with the Company’s front-line employees. As noted in the Compensation Discussion and Analysis section, we pay each of the Name Executive Officers a perquisite allowance equal to 12% of the executive’s base salary in lieu of providing perquisites other than those noted above.

Itemization of All Other Compensation (Column i)

				Term Life Insurance
Name	Company Contribution to 401(k) Account	Company Contribution to DC-OSRP Account	Executive Allowance	Premium	Tax on Premium	Medical Insurance Premium	Tax on Personal Travel	Other*	Total "All Other Compensation"
Bradley D. Tilden	$7,500	$0	$50,354	$1,187	$681	$12,800	$27,701	$1,786	$102,008
Brandon S. Pedersen	$15,000	$35,619	$33,323	$520	$298	$12,800	$16,619	$2,820	$116,999
Keith Loveless	$7,500	$0	$40,015	$1,520	$872	$12,800	$9,456	$1,130	$73,293
Glenn S. Johnson	$13,662	$0	$38,430	$2,346	$1,346	$7,929	$10,381	$3,109	$77,203
Benito Minicucci	$15,000	$46,092	$37,685	$612	$351	$12,959	$6,948	$755	$120,402
William S. Ayer	$4,516	$0	$18,065	$705	$404	$13,292	$16,823	$1,136	$54,941
*Includes the Company's incremental cost of providing a flight benefit, annual physical, and accidental death and dismemberment insurance premiums.

(5)	Mr. Loveless was not a Named Executive Officer prior to 2012. As such, only Mr. Loveless's 2012 compensation information is included.

(6)
Mr. Johnson was elected President of Horizon Air Industries, Inc. in June 2010. Previously he was Executive Vice President/Finance and CFO of Alaska Air Group, Inc. The Compensation and Leadership Development Committee granted a special performance stock unit award to Mr. Johnson upon his election to president of Horizon Air on June 10, 2010.

2012 GRANTS OF PLAN-BASED AWARDS
The following table presents information regarding the incentive awards granted to the Named Executive Officers for 2012. Please see in the Compensation Discussion and Analysis the “Performance-Based Annual Pay” section for a description of the material terms of the non-equity incentive plan awards reported in this table and the “Long-Term Equity-Based Pay” section for a description of the material terms of the equity-based awards reported in this table. Each of the equity-based awards reported in the table below was granted under our 2008 Performance Incentive Plan (2008 Plan).

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securi-ties Under-lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(1) ($) (l)
		Thres-hold ($) (c)	Target ($) (d)	Maxi-mum ($) (e)	Thre-hold (#) (f)	Target (#) (g)	Maxi-mum (#) (h)

Bradley D. Tilden
• Stock Options	2/14/12								22,200	38.000	442,002
• RSUs	2/14/12							11,200			425,600
• PSUs*	2/14/12				—	56,660	113,320				2,153,080
• PBP Plan	N/A	106,250	425,000	850,000

Brandon S. Pedersen
• Stock Options	2/14/12								7,300	38.000	145,343
• RSUs	2/14/12							3,700			140,600
• PSUs	2/14/12				—	3,700	7,400				140,600
• PBP Plan	N/A	55,313	221,250	442,500

Keith Loveless
• Stock Options	2/14/12								7,280	38.000	144,945
• Stock Options	11/7/12								7,730	40.450	160,266
• RSUs	2/14/12							3,700			140,600
• RSUs	11/7/12							4,670			188,902
• PSUs	2/14/12				—	3,700	7,400				140,600
• PBP Plan	N/A	62,813	251,250	502,500

Glenn S. Johnson
• Stock Options	2/14/12								11,200	38.000	222,992
• RSUs	2/14/12							5,600			212,800
• RSUs	11/7/12							840			33,978
• PSUs	2/14/12				—	5,600	11,200				212,800
• PBP Plan	N/A	62,813	251,250	502,500

Benito Minicucci
• Stock Options	2/14/12								13,800	38.000	274,758
• RSUs	2/14/12							7,000			266,000
• PSUs	2/14/12				—	7,000	14,000				266,000
• PBP Plan	N/A	61,992	247,969	495,938

William S. Ayer
• RSUs	2/14/12							1,240			47,120

Key:	RSUs – Restricted Stock Units; PSUs – Performance Stock Units; PBP Plan – Performance-Based Pay Plan

*Includes a special one-time award of 45,460 performance stock units granted in connection with Mr. Tilden's election to CEO.

(1)
The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements and may or may not be representative of the value eventually realized by the executive. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see the discussion of stock awards and option awards contained in Note 11 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END
The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2012, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name	Award Date	Number of Securities Underlying Unexer-cised Options Exercisable	Number of Securities Underlying Unexer-cised Options Unexer-cisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1)
		(#)	(#)		($)		(#)		($)	(#)		($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)		(j)

Bradley D. Tilden	9/13/06	23,100	—		18.980	9/12/16
	1/31/07	24,600	—		21.425	1/31/17
	2/8/08	13,700	—		13.745	2/8/18
	1/29/09	21,068	21,070	(2)	13.780	1/29/19
	2/3/10	15,200	15,200	(3)	16.630	2/3/20	17,400	(3)	749,766
	2/7/11	5,100	15,300	(6)	30.650	2/7/21	10,600	(6)	456,754	10,600	(5)	456,754
	2/14/12	—	22,000	(7)	38.000	2/14/22	11,200	(7)	482,608	56,660	(8)	2,441,479

Brandon S. Pedersen	12/1/06	2,000	—		19.990	12/1/16
	2/8/08	5,354	—		13.745	2/8/18
	1/29/09	6,500	3,500	(2)	13.780	1/29/19
	2/3/10	2,560	2,560	(3)	16.630	2/3/20	2,940	(3)	126,685
	6/10/10						4,090	(4)	176,238
	2/7/11	1,380	4,140	(6)	30.650	2/7/21	2,880	(6)	124,099	2,880	(5)	124,099
	2/14/12	—	7,300	(7)	38.000	2/14/22	3,700	(7)	159,433	3,700	(5)	159,433

Keith Loveless	1/29/09	—	9,576	(2)	13.780	1/29/19
	2/3/10	—	4,880	(3)	16.630	2/3/20	5,580	(3)	240,442
	2/7/11	1,694	5,086	(6)	30.650	2/7/21	3,540	(6)	152,539	3,540	(5)	152,539
	2/14/12	—	7,280	(7)	38.000	2/14/22	3,700	(7)	159,433	3,700	(5)	159,433
	11/7/12	—	7,730	(9)	40.450	11/7/22	4,670	(9)	201,230

Glenn S. Johnson	1/29/09	—	14,996	(2)	13.780	1/29/19
	2/3/10	—	9,800	(3)	16.630	2/3/20	11,200	(3)	482,608
	2/7/11	—	9,750	(6)	30.650	2/7/21	6,800	(6)	293,012	6,800	(5)	293,012
	2/14/12	—	11,200	(7)	38.000	2/14/22	5,600	(7)	241,304	5,600	(5)	241,304
	11/7/12						840	(9)	36,196

Benito Minicucci	1/29/09	—	11,900	(2)	13.780	1/29/19
	2/3/10	—	9,300	(3)	16.630	2/3/20	10,600	(3)	456,754
	2/7/11	3,900	11,700	(6)	30.650	2/7/21	8,000	(6)	344,720	8,000	(5)	344,720
	2/14/12	—	13,800	(7)	38.000	2/14/22	7,000	(7)	301,630	7,000	(5)	301,630

William S. Ayer	9/13/06	74,600	—		18.980	9/13/16
	1/31/07	47,600	—		21.425	1/31/17
	1/29/09	—	25,650	(2)	13.780	1/29/19
	2/3/10	38,620	38,620	(3)	16.630	2/3/20	44,960	(3)	1,937,326
	2/7/11	6,450	19,350	(6)	30.650	2/7/21	13,400	(6)	577,406	13,400	(5)	577,406
	2/14/12						1,240	(7)	53,432

(1)
The dollar amounts shown in Column (h) and Column (j) are determined by multiplying the number of shares or units reported in Column (g) and Column (i), respectively, by $43.09 (the closing price of Air Group stock on 12/31/12).

(2)	The unvested options under the 1/29/09 grant will become vested on 1/29/13.

(3)
The RSUs awarded on 2/3/10 will become fully vested on 2/3/13. The unvested options under the 2/3/10 grant will become vested as follows: Mr. Tilden —7,600 on 2/3/13 and 7,600 on 2/3/14; Mr. Pedersen — 1,280 on 2/3/13 and 1,280 on 2/3/14; Mr. Loveless — 2,440 on 2/3/13 and 2,440 on 2/3/14; Mr. Johnson — 4,900 on 2/3/13 and 4,900 on 2/3/14; Mr. Minicucci — 4,650 on 2/3/13 and 4,650 on 2/3/14; and Mr. Ayer —19,310 on 2/3/13 and 19,310 on 2/3/14.

(4)	The RSUs awarded on 6/10/10 will become fully vested on 6/10/13.

(5)
The performance stock units reported in Column (i) are eligible to vest based on the Company’s performance over a three-year period as described in the “Compensation Discussion and Analysis” section above and in footnote (1) to the Summary Compensation Table above. The performance stock units granted on 2/7/11 will vest based on the goals set for a three-year performance period ending 12/31/13; and the performance stock units granted on 2/7/12 will vest based on the goals set for a three-year performance period ending 12/31/14.

(6)
The RSUs awarded on 2/7/11 will become fully vested on 2/7/14. The unvested options under the 2/7/11 grant will become vested as follows: Mr. Tilden — 5,100 on 2/7/13, 5,100 on 2/7/14 and 5,100 on 2/7/15; Mr. Pedersen — 1,380 on 2/7/13, 1,380 on 2/7/14 and 1,380 on 2/7/15; Mr. Loveless — 1,696 on 2/7/13, 1,694 on 2/7/14 and 1,696 on 2/7/15; Mr. Johnson — 3,250 on 2/7/13, 3,250 on 2/7/14 and 3,250 on 2/7/15; Mr. Minicucci — 3,900 on 2/7/13, 3,900 on 2/7/14 and 3,900 on 2/7/15; and Mr. Ayer — 6,450 on 2/7/13, 6,450 on 2/7/14 and 6,450 on 2/7/15.

(7)
The RSUs awarded on 2/14/12 will become fully vested on 2/14/15. The unvested options under the 2/14/12 grant will become vested as follows: Mr. Tilden — 5,550 on 2/14/13, 5,550 on 2/14/14, 5,550 on 2/14/15, and 5,550 on 2/14/16; Mr. Pedersen — 1,824 on 2/14/13, 1,826 on 2/14/14, 1,824 on 2/14/15, and 1,826 on 2/14/16; Mr. Loveless — 1,820 on 2/14/13, 1,820 on 2/14/14, 1,820 on 2/14/15, and 1,820 on 2/14/16; Mr. Johnson — 2,800 on 2/14/13, 2,800 on 2/14/14, 2,800 on 2/14/15, and 2,800 on 2/14/16; and Mr. Minicucci — 3,450 on 2/14/13, 3,450 on 2/14/14, 3,450 on 2/14/15, and 3,450 on 2/14/16.

(8)
Mr. Tilden's 2/14/12 performance stock unit award includes an award of 45,460 additional performance stock units in connection with his election to CEO. The units will vest based on the goals set for the three-year performance period ending 12/31/14.

(9)
The RSUs awarded on 11/7/12 will become fully vested on 11/7/15. Mr. Loveless's unvested options under the 11/7/12 grant will become vested as follows 1,932 on 11/7/13, 1,933 on 11/7/14, 1,932 on 11/7/15, and 1,933 on 11/7/16.

2012 OPTION EXERCISES AND STOCK VESTED
The following table presents information regarding the exercise of stock options by Named Executive Officers during 2012 and the vesting during 2012 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (1) (e)
Bradley D. Tilden	—	—	74,288	2,959,117
Brandon S. Pedersen	9,540	212,293	12,460	496,555
Keith Loveless	31,600	682,626	29,160	1,147,907
Glenn S. Johnson	34,096	757,701	94,604	3,541,997
Benito Minicucci	21,134	496,781	43,400	1,733,492
William S. Ayer	188,726	4,636,094	157,266	6,107,036

(1)
The amounts shown in Column (c) above for option awards are determined by multiplying the number of shares by the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The amounts shown in Column (e) above for stock awards are determined by multiplying the number of vested units by the per-share closing price of our common stock on the vesting date.

PENSION AND OTHER RETIREMENT PLANS
The Company maintains two primary defined-benefit pension plans covering Named Executive Officers other than Mr. Pedersen and Mr. Minicucci. The Alaska Air Group, Inc. Retirement Plan for Salaried Employees (the “Salaried Retirement Plan”) is the qualified defined-benefit employee retirement plan, and the Named Executive Officers other than Mr. Pedersen and Mr. Minicucci participate in this plan on the same general terms as other eligible employees. The Named Executive Officers other than Mr. Pedersen and Mr. Minicucci also participate in the Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (the “Supplementary Retirement Plan”).
The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under the qualified and nonqualified defined-benefit pension plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)

Bradley D. Tilden	Salaried Retirement Plan	21.84	1,063,717	N/A
	Supplementary Retirement Plan	13.92	1,923,148	N/A
Brandon S. Pedersen(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Keith Loveless	Salaried Retirement Plan	26.42	1,501,906	N/A
	Supplementary Retirement Plan	16.57	1,748,316	N/A
Glenn S. Johnson	Salaried Retirement Plan	15.74	754,438	N/A
	Supplemental Retirement Plan	9.45	1,989,352	N/A
Benito Minicucci(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplemental Retirement Plan	N/A	N/A	N/A
William S. Ayer	Salaried Retirement Plan	17.36	1,044,748	N/A
	Supplemental Retirement Plan	17.40	2,662,493	N/A

(1)
The years of credited service and present value of accumulated benefits shown in the table above are presented as of December 31, 2012 assuming that each Named Executive Officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see Note 8 (Employee Benefits Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

(2)
In lieu of participation in the defined-benefit plans, Mr. Pedersen and Mr. Minicucci receive a contribution to the Company’s defined-contribution plans. Specifically, in lieu of participation in the Salaried Retirement Plan, Mr. Pedersen and Mr. Minicucci each receive a Company match contribution to the Alaskasaver 401(k) Plan up to 6% of their eligible wages. In lieu of the Supplementary Retirement Plan, Mr. Pedersen and Mr. Minicucci participate in the Nonqualified Deferred Compensation Plan, which is further described below.

Salaried Retirement Plan
The Salaried Retirement Plan is a tax-qualified, defined-benefit retirement plan for salaried Alaska Airlines employees hired prior to April 1, 2003. Each of the Named Executive Officers that participates in the Plan is fully vested in his accrued benefits under the Salaried Retirement Plan. Benefits payable under the Salaried Retirement Plan are generally based on years of credited service with the Company and its affiliates and final average base salary for the five highest complete and consecutive calendar years of an employee’s last ten complete calendar years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee’s final average base salary times years of credited service (limited to 40 years). Annual benefits are computed on a straight-life annuity basis beginning at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.
The tax law limits the compensation on which annual retirement benefits are based. For 2012, this limit was $250,000. The tax law also limits the annual benefits that may be paid from a tax-qualified retirement plan. For 2012, this limit on annual benefits was $200,000.

Supplementary Retirement Plans
In addition to the benefits described above, the Named Executive Officers other than Mr. Pedersen and Mr. Minicucci are eligible to receive retirement benefits under the Supplementary Retirement Plan. This plan is a non-qualified, unfunded, defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60. Benefits are calculated as a monthly amount on a straight-life annuity basis. In general, the monthly benefit is determined as a percentage (50% to 75% of a participant’s final average monthly base salary) with the percentage determined based on both the officer’s length of service with the Company and length of service as an elected officer.
This benefit amount is subject to offset by the amount of the officer’s Social Security benefits and the amount of benefits paid under the Salaried Retirement Plan to the extent such benefits were accrued after the officer became a participant in the Supplementary Retirement Plan. (There is no offset for any Salaried Retirement Plan benefits accrued for service before the officer became a participant in the Supplementary Retirement Plan.)
Participants in the Supplementary Retirement Plan become fully vested in their benefits under the plan upon attaining age 50 and completing 10 years of service as an elected officer. Plan benefits will also become fully vested upon a change in control of the Company or upon termination of the participant’s employment due to death or disability.
In lieu of the Supplementary Retirement plan, Mr. Pedersen and Mr. Minicucci participate in the Company’s Nonqualified Deferred Compensation Plan. Under this plan, the Company contributes 10% of the officer’s eligible wages, as defined in plan documents, minus the maximum legal Company contribution that the Company made, or could have made, under the Company’s qualified defined-contribution plan (the Alaskasaver 401(k) Plan).
On June 20, 2011, the Board of Directors amended the Salaried Retirement Plan and the Supplementary Retirement Plan to provide that, effective January 1, 2014, both plans will be frozen so that participants in the plans will not accrue any benefits with respect to services performed or compensation earned on or after that date. The Board also amended the Nonqualified Deferred Compensation Plan so that, effective January 1, 2014, officers who previously participated in the Supplementary Retirement Plan, including Mr. Tilden, Mr. Loveless, Mr. Johnson, and Mr. Ayer, and are then employed by the Company, will be eligible to participate in the Nonqualified Deferred Compensation Plan.

2012 NONQUALIFIED DEFERRED COMPENSATION
Under the Nonqualified Deferred Compensation Plan, the Named Executive Officers and other key employees may elect to receive a portion of some or all of their Performance-Based Pay awards on a deferred basis. The crediting interest rate for amounts deferred in prior years is based on the mean between the high and the low rates during the first 11 months of the preceding year of yields of Ba2-rated industrial bonds as determined by the plan administrator (rounded to the nearest one-quarter of one percent). Participants under the plan have the opportunity to elect among the investment funds offered under our 401(k) plan for purposes of determining the return on their plan accounts. Alternatively, participants may allocate some or all of their plan account to an interest-bearing option with a rate equal to the yield on a Moody’s index of Ba2-rated industrial bonds as of November of the preceding year, rounded to the nearest one-quarter of one percent. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date and may elect payment in a lump sum or installments.
The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under the Company’s nonqualified deferred compensation plans during 2012, and also shows the total deferred amounts for the Named Executive Officers as of December 31, 2012.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(1) (f)
Bradley D. Tilden	—	—	—	—	—
Brandon S. Pedersen	—	—	—	—	—
Keith Loveless	282,049	—	3,524	—	301,260
Glenn S. Johnson	—	—	1,730	(104,265)	272,408
Benito Minicucci	—	—	—	—	—
William S. Ayer	—	—	687	(43,906)	194,311

(1)
Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is required to be included as compensation for each Named Executive Officer in Column (h) of the Summary Compensation Table. Because the earnings were at market rates available to other investors, these amounts were not included on the Summary Compensation Table.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND TERMINATION

The Company has entered into change-in-control agreements with each of the Named Executive Officers. Under these agreements, if a change of control occurs, a three-year employment period would go into effect. During the employment period, the executive would be entitled to:

•	receive the highest monthly salary the executive received at any time during the 12-month period preceding the change in control;

•
receive an annual incentive payment equal to the higher of the executive’s target Performance-Based Pay incentive or the average of the executive’s annual incentive payments for the three years preceding the year in which the change in control occurs;

•	continue to accrue age and service credit under our qualified and non-qualified defined benefit retirement plans; and

•	participate in fringe benefit programs that are at least as favorable as those in which the executive was participating prior to the change in control.
If the executive’s employment is terminated by the Company without cause or by the executive for “good reason” during the employment period (or, in certain circumstances, if such a termination occurs prior to and in connection with a change in control), the executive would be entitled to receive a lump-sum payment equal to the value of the payments and benefits identified above that the executive would have received had he continued to be employed for the entire employment period. The amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period. (The terms “cause,” “good reason” and “change in control” are each defined in the change-in-control agreements.)

In November 2007, the Compensation and Leadership Development Committee amended its policy regarding the provision of payments to executive officers for excise taxes imposed under Section 280G such that any new agreements between the Company and its executives will not include reimbursement for Section 280G excise taxes. In February 2013, the Committee further revised existing agreements to eliminate any grandfathered provisions that could have resulted in a reimbursement for Section 280G excise taxes. Therefore, none of the Company's change-in-control agreements provide for reimbursement for excise taxes.
In addition, outstanding and unvested stock options, restricted stock units and a prorated number of the target number of performance stock units would become vested under the terms of our equity plans. Under the 2008 Performance Incentive Plan, awards will not vest unless a termination of employment without cause or for good reason also occurs or an acquirer does not assume outstanding awards. Finally, the executive’s unvested benefits under the Supplementary Retirement Plan would vest on a change in control whether or not the executive’s employment was terminated. The outstanding equity awards held by the executives as of December 31, 2012 are described above under “Outstanding Equity Awards at Fiscal Year End” and each executive’s accrued benefits under our retirement plans are described above under “Pension and Other Retirement Plans.”
In the event the executive’s employment terminates by reason of death, disability or retirement, (i) restricted stock units would become vested under the terms of our equity plans; (ii) a prorated portion of the performance stock units would vest at the conclusion of the performance period based on actual performance and the portion of the performance period in which the executive was employed; and (iii) stock options would become fully vested upon death or disability and vested to the extent they would have vested in the next three years upon retirement. Stock options would remain exercisable for three years following termination of employment or until their expiration date, whichever comes first.
In the tables below, we have estimated the potential cost to the Company of providing the benefits shown to each of our Named Executive Officers as if the executive’s employment had terminated due to retirement, death or disability, or change in control on December 31, 2012. The value of accelerated vesting shown in the "Equity Acceleration" column below assumes the performance share units pay at target. As described above, except for the equity acceleration value, the amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period.
These calculations are estimates for proxy disclosure purposes only. Actual payments may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and other factors.

Retirement

	Cash Severance(1)	Enhanced Retirement Benefit(2)	Benefit Continuation(3)	Lifetime Airfare Benefit(4)	Equity Acceleration(5)	Excise Tax Gross-Up(6)	Total
Bradley D. Tilden	$0	$0	$0	$24,191	$4,291,968	$0	$4,316,159
Brandon S. Pedersen	$0	$0	$0	$0	$1,030,637	$0	$1,030,637
Keith Loveless	$0	$0	$0	$13,789	$1,587,413	$0	$1,601,202
Glenn S. Johnson	$0	$0	$0	$11,292	$2,536,078	$0	$2,547,370
Benito Minicucci	$0	$0	$0	$0	$2,517,707	$0	$2,517,707
William S. Ayer	$0	$0	$0	$16,467	$6,740,950	$0	$6,757,417

Death or Disability

	Cash Severance(1)	Enhanced Retirement Benefit(2)	Benefit Continuation(3)	Lifetime Airfare Benefit(4)	Equity Acceleration(5)	Excise Tax Gross-Up(6)	Total
Bradley D. Tilden	$0	$0	$0	$24,191	$4,320,217	$0	$4,344,408
Brandon S. Pedersen	$0	$0	$0	$0	$1,039,926	$0	$1,039,926
Keith Loveless	$0	$0	$0	$13,789	$1,601,775	$0	$1,615,564
Glenn S. Johnson	$0	$0	$0	$11,292	$2,550,330	$0	$2,561,622
Benito Minicucci	$0	$0	$0	$0	$2,535,268	$0	$2,535,268
William S. Ayer	$0	$0	$0	$16,467	$6,740,950	$0	$6,757,417

Change in Control

	Cash Severance(1)	Enhanced Retirement Benefit(2)	Benefit Continuation(3)	Lifetime Airfare Benefit(4)	Equity Acceleration(5)	Excise Tax Gross-Up(6)	Total
Bradley D. Tilden	$2,926,589	$442,020	$262,512	$24,191	$5,211,065	$0	$8,866,377
Brandon S. Pedersen	$1,676,071	$151,858	$179,922	$0	$1,113,887	$827,727	$3,949,465
Keith Loveless	$2,009,414	$321,425	$175,712	$13,789	$1,680,560	$0	$4,200,900
Glenn S. Johnson	$2,120,978	$431,125	$174,205	$11,292	$2,680,024	$0	$5,417,624
Benito Minicucci	$2,035,490	$183,276	$158,179	$0	$2,693,690	$0	$5,070,635
William S. Ayer	$2,532,591	$181,554	$130,832	$16,467	$6,837,977	$0	$9,699,421

(1)
Represents the amount obtained by multiplying three by the sum of the executive’s highest rate of base salary during the preceding 12 months and the higher of the executive’s target incentive or his average incentive for the three preceding years.

(2)
Represents the sum of (a) except in the case of Mr. Pedersen and Mr. Minicucci, the actuarial equivalent of an additional three years of age and service credit under our qualified and non-qualified retirement plan using the executive’s highest rate of salary during the preceding 12 months prior to a change in control, (b) except in the case of Mr. Pedersen and Mr. Minicucci, the present value of the accrued but unvested portion of the non-qualified retirement benefits that would vest upon a change of control, (c) the matching contribution the executive would have received under our qualified defined-contribution plan had the executive continued to contribute the maximum allowable amount during the employment period, and (d) in the case of Mr. Pedersen and Mr. Minicucci, the contribution the executive would have received under our nonqualified defined-contribution plan had the executive continued to participate in the plan during the employment period.

(3)
Represents the estimated cost of (a) 18 months of premiums under our medical, dental and vision programs, and (b) three years of continued participation in life, disability, accidental death insurance and other fringe benefit programs.

(4)
All employees who retire with more than ten years of service are entitled to flight benefits on Alaska Airlines and Horizon Air. Flight benefits for the Named Executive Officers are for positive-space travel, for which the Company also provides a tax reimbursement. Messrs. Tilden, Loveless, Johnson, and Ayer qualify for these benefits under all termination scenarios. In this column, we show the present value of this benefit, calculated using a discount rate and mortality table that are the same as those used for our pension plan accounting under ASC 715-20 as of December 31, 2012, described above in the section titled “Pension and Other Retirement Benefits.” Other assumptions include that the lifetime average annual usage is equal to actual average annual usage amounts in 2010 through 2012, and that the annual value of the benefit is equal to the annual incremental cost to the Company, which will be the same as the average of the incremental cost incurred to provide air travel benefits to the executive in those years as disclosed under "All Other Compensation" in the Summary Compensation Table.

(5)
Represents the “in-the-money” value of unvested stock options and the face value of unvested restricted stock and performance stock unit awards that would vest upon termination of employment in the circumstances described above based on a stock price of $43.09. The value of the extended term of the options is not reflected in the table because we have assumed that the executive’s outstanding stock options would be assumed by the acquiring company pursuant to a change in control.

(6)	In February 2013, the Committee amended its change-in-control agreements to eliminate provisions that could have resulted in a reimbursement for Section 280G excise taxes.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Company common stock is owned as of March 22, 2013, by (a) each director and nominee, (b) each of the Company’s executive officers named in the Summary Compensation Table, and (c) all executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.
Securities Ownership of Management

Name	Number of Shares of Common Stock Owned(1)	Options Exercisable within 60 Days	Total Shares Beneficially Owned(2)	Percent of Outstanding Shares(3)
William S. Ayer	113,780	136,380	250,160	*
Patricia M. Bedient	16,836	—	16,836	*
Marion C. Blakey	3,270	—	3,270	*
Phyllis J. Campbell	17,120	—	17,120	*
Jessie J. Knight, Jr.	19,176	—	19,176	*
R. Marc Langland	20,360	—	20,360	*
Dennis F. Madsen	11,529	—	11,529	*
Byron I. Mallott	16,524	—	16,524	*
J. Kenneth Thompson	21,936	—	21,936	*
Bradley D. Tilden	118,978	142,088	261,066	*
Eric K. Yeaman	554		554
Glenn S. Johnson	18,787	25,946	44,733	*
Keith Loveless	24,546	19,158	43,704
Benito Minicucci	38,158	27,800	65,958	*
Brandon S. Pedersen	14,000	25,778	39,778	*
All Company directors and executive officers as a group (20 persons)	489,566	364,210	853,776	1.2%
*Less than 1%

(1)	Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) Plan holdings.

(2)
Total beneficial ownership is determined in accordance with the rules of the SEC and represents the sum of the columns “Number of Shares of Common Stock Owned” and “Options Exercisable within 60 Days.” Beneficial ownership does not include shares of common stock payable upon the vesting of restricted stock units, none of which will vest within 60 days, as follows: Mr. Tilden, 30,990; Mr. Pedersen, 13,920; Mr. Loveless, 16,740; Mr. Johnson, 18,070; Mr. Minicucci, 19,830; and and Mr. Ayer, 15,645. This table also excludes shares of common stock payable upon vesting of performance stock units, none of which will vest within the next 60 days of the record date, and which are described in the “2012 Grants of Plan Based Awards” table.

Total shares beneficially owned reported for non-employee directors also include common shares to be issued upon the director’s resignation from the Board. The aggregate number of deferred stock units granted to date: Ms. Bedient, 10,672; Ms. Blakey, 3,270; Ms. Campbell, 10,672; Mr. Knight, 10,672; Mr. Langland, 10,672; Mr. Madsen, 10,672; Mr. Mallott, 10,672; Mr. Thompson, 10,672, and Mr. Yeaman, 554.

(3)	We determined applicable percentage ownership based on 70,616,103 shares of our common stock outstanding as of March 22, 2013.

5% or More Beneficial Owners
The table below identifies those persons known by us to have beneficial ownership of more than 5% of the Company’s outstanding common stock, as of March 22, 2013.

Beneficial Owner Name and Address	Number of Shares Owned	Percent of Outstanding Shares (1)
BlackRock, Inc.(2)	5,815,957	8.23%
40 East 52nd Street
New York, NY 10022

The Vanguard Group(3)	4,439,644	6.28%
100 Vanguard Blvd.
Malvern, PA 19355

Renaissance Technologies LLC(4)	4,216,100	5.97%
800 Third Avenue
New York, NY 10022

PAR Capital Management, Inc.(5)	4,143,000	5.86%
One International Place, Suite 2041
Boston, MA 02110

T. Rowe Price Associates, Inc.(6)	3,993,510	5.65%
100 E. Pratt Street
Baltimore, MD 21202

PRIMECAP Management Company(7)	3,620,500	5.12%
225 South Lake Ave. #400
Pasadena, CA 91101

(1)	We determine applicable percentage ownership based on more than 70,616,103 shares of our common stock outstanding as of March 22, 2012.

(2)	A Schedule 13G/A filed on February 4, 2013 by BlackRock, Inc. reported sole voting power and sole dispositive power over all 5,815,957 shares.

(3)	A Schedule 13G/A filed on February 20, 2013 by the Vanguard Group, Inc. reported sole voting power over 98,238 shares and sole dispositive power over 4,342,606 shares.

(4)	A Schedule 13G/A filed on February 12, 2013 by Renaissance Technologies Holding Corporation ("RTHC") reported sole voting power over 4,196,000 shares and sole dispositive power over 4,213,600 shares.

(5)
A Schedule 13G/A filed jointly on February 14, 2013 by PAR Investment Partners, L.P., PAR Group, L.P., and PAR Capital Management, Inc. reported sole voting power and sole dispositive power over all 4,143,000 shares.

(6)	A Schedule 13G/A filed on February 14, 2013 by T. Rowe Price Associates, Inc. reported sole voting power over 1,307,210 shares and sole dispositive power over all 3,993,510 shares.

(7)	A Schedule 13G/A filed on February 9, 2013 by PRIMECAP Management Company reported solve voting power over 437,600 shares and sole dispositive power over all 3,620,500 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to send reports of their ownership of Company common stock and changes in such ownership to the SEC and the NYSE. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file a report on a timely basis. A Form 4 due September 18, 2012 for Mr. Mark Eliasen relating to the vesting of restricted stock units, forfeiture of shares to cover payroll taxes, and issuance of net shares, was instead filed on September 19, 2012. In addition, the Form 4s due November 9, 2012 for Mr. Keith Loveless and Mr. Glenn Johnson relating to equity awards granted on November 7, 2012, were instead filed on March 22, 2013. Except for this report on Form 4, based on a review of copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that everyone subject to Section 16(a) filed the required reports on a timely basis during 2012.

Alaska Air Group, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2013 if you are a 401(k) participant or May 20, 2013 if you are a stockholder of record.

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2 and 3, and a vote AGAINST Proposal 4.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - William S. Ayer	☐	☐	☐
02 - Patricia M. Bedient	☐	☐	☐
03 - Marion C. Blakey	☐	☐	☐
04 - Phyllis J. Campbell	☐	☐	☐
05 - Jessie J. Knight, Jr.	☐	☐	☐
06 - R. Marc Langland	☐	☐	☐
07 - Dennis F. Madsen	☐	☐	☐
08 - Byron I. Mallott	☐	☐	☐
09 - J. Kenneth Thompson	☐	☐	☐
10 - Bradley D. Tilden	☐	☐	☐
11 - Eric K. Yeaman	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and sign below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — Alaska Air Group, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

The stockholder hereby appoints Bradley D. Tilden and Keith Loveless, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of Alaska Air Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders.

If applicable, the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Alaska Air Group, Inc. Alaskasaver Plan, the Alaska Airlines, Inc. COPS, MRP and Dispatch 401(k) Plan, and the Horizon Air Industries, Inc. Savings Investment Plan, and/or Fidelity Management Trust Company, as Trustee of the Alaska Airlines, Inc. Pilots Investment and Savings Plan, at the Annual Meeting of Stockholders. This form, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m., Eastern Time on Thursday, May 16, 2013, your shares will not be voted by the Trustees.

The Annual Meeting of Stockholders is to be held at 2 p.m., Pacific Time, on Tuesday, May 21, 2013, at the Bell Harbor International Conference Center, 2211 Alaskan Way, Pier 66, Seattle, Washington, and at any adjournment or postponement thereof.

When this proxy is properly executed, the shares to which this proxy relates will be voted as directed. If no such directions are made, this proxy will be voted FOR all the nominees listed, FOR Proposals 2 and 3, and voted AGAINST Proposal 4.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope or by voting over the Internet or by telephone.

Continued and to be signed on reverse side.

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